Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT LPL FINANCIAL HOLDINGS INC. TREATS AS PRIVATE OR CONFIDENTIAL

BETA SERVICES
FIRST AMENDED AND RESTATED
MASTER SUBSCRIPTION AGREEMENT
This BETA Services First Amended and Restated Master Subscription Agreement (this “Agreement”) is entered into by and between Refinitiv US LLC, primarily located at 350 North Sunny Slope Road, Brookfield, WI 53005 (“Refinitiv”), and LPL Financial LLC (f/k/a LPL Financial Company), with its principal office at 75 State Street, 22nd Floor, Boston, MA 02109, (“LPL”), this 29th day of January, 2021 (the “Effective Date”). This Agreement amends and restates, in its entirety, the BETA Services Master Subscription Agreement dated January 5, 2009, as amended (the “Original Agreement”) between LPL Financial Company and Thomson Reuters (Markets) LLC (“TR”). As of the Effective Date, all rights and obligations and performance of the Parties under the Original Agreement, as amended and restated by this Agreement, shall be deemed rights, obligations and performance under this Agreement. The pricing reflected in Schedule A (Pricing and Services) commences as of the Effective Date.
WHEREAS, the Parties have executed several amendments to the Original Agreement since its execution, and the Parties desire to amend and restate the Original Agreement in its entirety;
WHEREAS, Refinitiv owns certain proprietary computer programs. Refinitiv’s BETA Services are provided through the BETA system, which includes (i) back office processing support for securities brokerage firms, (ii) front office integration and accessibility to the back office processing, (iii) near real time access to the back office application program through an interface (API), (iv) data file delivery of back office data, (vi) an open API environment to BETA systems’ order management system, and (vii) the ability to receive selected, near real-time, BETA system back office transaction messages (collectively, the “BETA System”). Refinitiv also provides other optional services described on Schedule A. The BETA System and other optional services are, collectively with any successor computer programs provided to LPL by Refinitiv pursuant to this Agreement, referred to herein as “BETA Services”;
WHEREAS, LPL is an independent broker-dealer registered with the U.S. Securities and Exchange Commission and provides financial advisors and financial institutions with certain technology, research, clearing and compliance services;
WHEREAS, Refinitiv desires to provide, and LPL desires to obtain from Refinitiv, certain development services, hosting services and the right to use and permit the LPL Entities to use the BETA Services for the self-clearing of securities transactions and other related services, as more particularly described below and in accordance with the terms and subject to the conditions of this Agreement; and

Exhibit 10.2
WHEREAS, TR has changed its name to Refinitiv and desires that all references to TR in this Agreement shall mean Refinitiv.
NOW, THEREFORE, in consideration of the mutual promises and covenants exchanged herein, Refinitiv and LPL agree as follows:
1.    Purpose; Applicability; Definitions; No Waiver.
1.1    Purpose. The purpose of this Agreement is to set forth the terms and conditions governing the rights, duties and obligations of the Parties hereto with respect to the Services to be provided by Refinitiv to the LPL Entities. Refinitiv will provide the Services to the LPL Entities in accordance with this Agreement, and LPL will use the Services in accordance with this Agreement.
1.2    Applicability. The terms and conditions set forth herein are specifically applicable to the Beta Services, and this Agreement does not apply to other services that Refinitiv may provide to LPL.
1.3    Definitions. Terms used with initial capital letters herein shall have the meaning ascribed to them in the body of this Agreement or in Section 33.
1.4    No Waiver. LPL and Refinitiv agree that this Agreement will amend, replace and supersede the Original Agreement in its entirety, but neither Party waives any of its rights, remedies or causes of action under the Original Agreement that existed prior to the Effective Date set forth above.
2.    License Grant; Entities Covered; No Multiple Agreements.
2.1    License Grant. Subject to the terms and upon the conditions of this Agreement, Refinitiv hereby grants to LPL, its Affiliates and its and their associated advisors (whether employees, franchisees or affiliated independent advisors) and Correspondents, if any, that join LPL and/or its Affiliates after the Effective Date, and, subject to Section 2.3 below, Former Affiliates (collectively, the “LPL Entities”) a non-exclusive, nontransferable (except as permitted herein), non-sub-licensable, royalty-free, limited right and license to use the BETA Services and the Documentation, and a license to prepare Derivative Works of the Documentation, in each case solely for their business purposes in connection with the use of the Services. Except as set forth in this Section 2.1, LPL will not, without the express written permission of Refinitiv, sell, lease, or otherwise provide or make available the BETA Services to any third party, provided, however, that LPL may permit any agent or third party contractor providing services to LPL to access and use the BETA Services solely on behalf of LPL, as if such third party were an LPL Entity, without obtaining further

Exhibit 10.2
written permission of Refinitiv provided that LPL is fully responsible for ensuring that the non-Affiliated LPL Entities use of the BETA Services is in accordance with the terms of this Agreement.
2.2    Affiliates. Refinitiv acknowledges and agrees that LPL is the legal entity designated to acquire external resources that are utilized by LPL and its Affiliates. For purposes of this Agreement, the term “Affiliate” means, with respect to any entity, any other entity directly or indirectly Controlling, Controlled by or under common Control with such entity as of or after the Effective Date, for so long as such relationship is in effect (including Affiliates subsequently established by acquisition, merger or otherwise), and the term “Control” and its derivatives mean, with regard to any entity, the legal, beneficial or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights.
2.3    Divested Entities. If any entity, or any division, business unit or department within an entity, ceases to qualify as an Affiliate of LPL (each such entity, division, business unit or department, a “Former Affiliate”), then, if requested by LPL in writing, Refinitiv shall, for up to twelve (12) months after the date on which the applicable Former Affiliate ceases to qualify as an Affiliate, or such other period as otherwise mutually agreed by the Parties in writing: (a) continue to provide Services to such Former Affiliate on the same terms and conditions as in this Agreement (including pricing); and (b) as applicable, at the request of LPL, provide such services as required to allow the Former Affiliate to receive the Services as set forth in this Agreement; provided, however, that the Former Affiliate is responsible for any increased costs incurred by Refinitiv to provide the Services to the divested entity as a then separate entity. For the purpose of calculating volume discounts, rebates and similar incentives, all Services provided hereunder will be consolidated with those provided to the Former Affiliate during such transitional period.
2.4    Acquired LPL Users. If LPL acquires a business entity that has an agreement with Refinitiv for use of the BETA System, LPL shall be entitled to add or convert the acquired entity’s users to LPL’s instance of the BETA System, and such additional users’ use of the BETA System shall be governed by this Agreement upon such acquisition. Further, LPL shall be entitled to terminate the agreement between Refinitiv and the acquired entity; provided, however, that the acquired entity, or its successor in interest, shall remain responsible for all fees relating to termination for convenience specified in such agreement, outstanding fees due and owing to Refinitiv, deconversion fees specified in the such agreement, and fees specified in such Agreement relating to

Exhibit 10.2
BETA System inquiry capabilities after the acquired entity is converted to LPL’s instance of the BETA System (i.e., for historical data lookups and storage).
2.5    Prohibition on Multiple Agreements. During the Term, Refinitiv shall not knowingly enter into any other agreement for the provision of the Services with any Affiliate, company, business unit, department, division, organization or employee of LPL, of which Refinitiv is aware, without first obtaining prior written approval of LPL. Upon Refinitiv becoming aware of such Affiliate relationship, the Parties agree that this Agreement will govern the delivery of the Services to such Affiliate. Refinitiv understands that the purpose of this provision is to allow LPL to manage effectively its relationships with the numerous external resources that are utilized in transactions, which are critical to its business success.
3.    Services Provided.
3.1    Services. During the Term, Refinitiv shall provide [the LPL Entities] with the Services that are set forth in this Agreement, the Schedules attached hereto and in each Statement of Work executed by the Parties from time to time.
3.2    Subcontracting. With respect to any Affiliates of Refinitiv, service providers, subcontractors, independent contractors, agents or the like who access, process or store LPL Data or have access to LPL systems or LPL facilities (collectively, “Service Providers”) that Refinitiv uses in connection with Refinitiv performing its obligations hereunder or carrying out its activities hereunder, Refinitiv: (a) must notify LPL in writing of the scope of the proposed subcontract, the identity and qualifications of the Service Provider and the reasons for subcontracting the work in question (and allowing LPL a reasonable period of time for evaluation of Refinitiv’s request); (b) must receive LPL’s prior written consent to engage such Service Provider; (c) will ensure that any such Service Provider is bound by a written agreement with Refinitiv that contains provisions consistent with those set forth in this Agreement; and (d) will be responsible for any services performed by, and acts and omissions of, such Service Provider and Refinitiv shall be liable hereunder to LPL to the same extent as if Refinitiv performed such services or such acts or omissions were Refinitiv’s. Notwithstanding the foregoing, approval of individuals is not required if they are engaged by Refinitiv through an agency or entity set forth on Schedule F or otherwise approved by LPL in accordance with this Section. Notwithstanding LPL’s approval of a Service Provider, Refinitiv shall: (i) promptly pay for all services, materials, equipment and labor used by any Service Provider; (ii) remain LPL’s sole point of contact for the subcontracted services; and (iii) at LPL’s reasonable request, promptly remove and/or replace

Exhibit 10.2
any Service Provider. On a quarterly basis at the request of LPL, Refinitiv will prepare a report describing in reasonable detail: (A) a list of all Service Providers used by Refinitiv in connection with performing its obligations hereunder or carrying out its activities hereunder; (B) the functions performed by each such Service Provider; (C) Refinitiv’s oversight policy with respect to Service Providers; (D) subject to Refinitiv’s contractual confidentiality obligations, any instances where Refinitiv has knowledge that a Service Provider failed to meet its duties and obligations under agreements to which it is a party and that are related to the provision of the Services to LPL hereunder and/or failed to comply with Refinitiv’s internal controls and procedures; and (E) any other details as LPL may reasonably request from time to time and which is commercially feasible for Refinitiv to provide (each, a “Service Provider Report”). As of the Effective Date, LPL consents to the engagement of the Service Providers set forth on Schedule F attached hereto.
3.3    Maintenance Services; Enhancements. During the Term, Refinitiv shall provide support to LPL in connection with the BETA Services and in accordance with the terms and conditions of this Agreement (the “Maintenance and Support Services”). Maintenance and Support Services include, without limitation, bug and break-fix service packs and, subject to the other terms and conditions of this Agreement, general enhancements to the BETA Services, which shall be made available to LPL by Refinitiv at no additional cost. Any other new features or services that may be developed by Refinitiv that are optional services and only offered to BETA Services’ clients as an optional service during the Term of this Agreement (the “Chargeable Enhancements”) shall be made available to LPL at the prices agreed to by the Parties, and upon such other terms as mutually agreed. All enhancements to the BETA Services, and any new features or services introduced by Refinitiv, shall remain the exclusive proprietary property of Refinitiv. Subject to the terms of the Performance Standards and Section 3.10 below, Refinitiv shall provide a minimum of thirty (30) days notice of any scheduled maintenance which will impact the availability of the BETA Services, and all scheduled maintenance shall be performed on Saturday or Sunday, unless otherwise agreed in writing.
3.4    Performance Standards. Refinitiv shall provide the BETA Services in accordance with the service level standards set forth in Schedule B hereto (each, a “Performance Standard”). The Parties shall work in good faith to amend and restate Schedule B within thirty (30) days of the Effective Date to revise the Performance Standards. Except to the extent that any delay is due solely to LPL, if the Parties have not reached agreement within such thirty (30) day period, or as may be mutually extended, then until such time as the amended and restated Schedule B is added to this Agreement by amendment, the maximum fees at risk shall be fifty percent (50%) of the Trade Processing

Exhibit 10.2
Charges per Schedule A. Refinitiv shall not be liable to LPL to the extent that a breach by LPL of its obligations under this Agreement results in Refinitiv’s failure to perform the BETA Services in accordance with such affected Performance Standard. Additionally, the measurement and reporting of Performance Standards will be suspended during the period of a Force Majeure Event. Notwithstanding any other terms of this Agreement, if there is any conflict between the terms of this Agreement and the terms of Schedule B, then the terms of this Agreement shall prevail.
(a)    Failure to Meet Performance Standards. If Refinitiv fails to meet a Performance Standard, Refinitiv shall: (i) investigate, assemble and where possible, using commercially reasonable efforts, preserve pertinent information with respect to such failure, and report in writing on the causes of such failure, including performing a root cause analysis of such failure as specified in Schedule B; (ii) minimize the impact of such failure by initiating remediation of such failure in accordance with the Performance Standard requirements; and (iii) take reasonable preventive measures so that the failure does not recur.
(b)    Performance Credits. If Refinitiv fails to meet a Performance Standard as set forth in Schedule B and this Section 3.4(b), LPL shall be entitled to (i) recover the credits specified in Schedule B, not to exceed the then-applicable Maximum Fees at Risk as specified in Schedule B (the “Performance Credits”); and (ii) seek any other remedy to which it may be entitled under this Agreement.
(c)    Reports. Refinitiv shall monitor its performance of the BETA Services and provide to LPL, by the fifteenth (15th) day after the end of each month during the Term, monthly reporting on the BETA Service’s performance against the Performance Standards, and such other reports as the Parties may mutually agree are reasonably necessary or desirable from time to time.
3.5    Other Errors. Without limiting Refinitiv’s obligations under Section 3.4, Refinitiv shall not charge LPL for the time required of Refinitiv personnel in correcting any errors by Refinitiv in the performance of the Services, including any failure of Refinitiv to perform in accordance with a Statement of Work. To the extent any Refinitiv errors in processing (such as, for example only, calculation errors or duplicate files), result in costs and expenses to LPL, LPL may submit the issue for review under the governance process set forth in Section 29 herein, and Refinitiv shall engage in good faith discussions with LPL regarding any Refinitiv liability for the costs and expenses incurred by LPL.
3.6    Third Party Embedded Code. To the extent that the BETA Services contain any embedded, third-party code, the terms of this Agreement

Exhibit 10.2
shall apply to such third-party code and LPL’s use of the BETA Services, including such third-party code, will be governed by this Agreement and not any other terms. For the purposes of this Section 3.6, embedded code does not include interfaces to any third-party software or third-party systems. If LPL does not already have a direct agreement in place with the licensor of any such interface, Refinitiv shall provide LPL with the applicable third party terms in advance for review and, to the extent necessary, will provide LPL with reasonable assistance in negotiating the third party terms as may be required from time to time.
3.7    BETA Services User Committee. As a user of the Beta Services, LPL shall be entitled to membership in the BETA User Committee (the “BUC”) and shall have the option to participate in BUC activities. BUC activities provide BETA Services’ customers with opportunities to provide input about ideas for changes and improvements to the BETA Services and to receive communications about the status of new developments, forthcoming changes and other matters of common concern to users of the BETA Services.
3.8    Regulatory Changes.
(a)    Refinitiv acknowledges that LPL’s use of the Services is subject to applicable Laws including SEC and FINRA content and filing requirements, broker-dealer Laws, Sarbanes-Oxley Act of 2002 requirements and Laws regarding the handling, protection and sharing of Personal Information. If, at any time, LPL is notified (orally, in writing, via electronic communication or otherwise) by any of its customers, clients, FINRA, the SEC or any other governmental or regulatory agency (including self-regulatory organizations) that any part of the Services is not in compliance with any Laws that are applicable to such Services, and such organization or agency requests that LPL or Refinitiv change its processes or activities associated therewith, Refinitiv shall reasonably cooperate with LPL to address such concerns in accordance with this Agreement. The Parties shall work together to identify the impact of such changes on how LPL uses and Refinitiv provides the Services and will attempt in good faith to reach agreement on how Refinitiv implements any changes to the Services to comply with such regulatory changes. Refinitiv shall not charge LPL for required changes to the Services that are applicable to its customer base.
(b)    Refinitiv shall provide Regulatory Mandatory Modifications as part of the Services in accordance with Schedule K. Subject to subsection (c) below, Refinitiv shall provide changes to the Services that are reasonably necessary to comply with the Laws and deliver related Deliverables reasonably necessary to assist LPL to comply with such requirements to the extent they are applicable to the use and provision of the Services. Unless such assistance and/or Deliverables are provided to LPL as part of the Transition Services, in which case they shall be provided at no Charge, Refinitiv

Exhibit 10.2
shall provide such assistance and deliver such Deliverables to LPL as may be reasonably required by LPL in writing, as follows: If changes in existing Laws either: (i) require substantial modifications to the Services hereunder or (ii) materially increase the cost of performance of the Services hereunder, a fee may be charged by Refinitiv for the amount actually incurred by Refinitiv as a direct result of compliance with such regulatory changes under either (i) or (ii) above, as applicable, as evidenced by reasonable written records provided by Refinitiv to LPL and detailing the amount of such fee and Refinitiv’s calculation methodology of the fee (the “Additional Cost”). LPL shall reimburse Refinitiv for its pro-rata portion (or other equitable methodology) of the Additional Cost. Any Additional Cost in providing the Services shall be mutually agreed to by the Parties.
(c)    If Refinitiv determines in good faith that any change to the Services under subsection (b) above is technically infeasible, or if LPL determines that any solution proposed by Refinitiv is deficient for any reason, then the Parties will submit the issue to the governance process for discussion in accordance with Section 29 herein. If LPL ultimately determines that it will need to find an alternative compliance solution, Refinitiv shall provide LPL with all data necessary for LPL to find an alternative compliance solution (to the extent that Refinitiv actually has such data) and such other reasonable assistance as LPL may request. The Parties shall use the governance process set forth in Section 30 herein to further discuss any reduction in the fees charged to LPL under this Agreement, in light of the fact that LPL must now source the compliance solution elsewhere. Notwithstanding the foregoing, if Refinitiv cannot provide a change required for LPL to meet a material and essential component of its regulatory compliance obligations, then LPL may terminate this Agreement upon no less than thirty (30) days prior written notice.
3.9    Requested Changes. During the Term, LPL may request that Refinitiv make a change to the BETA Services or add functionality to and/or enhancements for the BETA Services (each, an “LPL Work Request”) or may engage Refinitiv to perform certain professional services and/or provide Deliverables and various consulting services (“Professional Services”). The Parties will handle all such requests in accordance with the process set forth in this Section 3.9. Refinitiv shall not have the right to reject LPL Work Requests unless Refinitiv reasonably determines that a request is not technically feasible; otherwise, Refinitiv shall use commercially reasonable efforts to develop the requested functionality and/or enhancements for the BETA Services in the commercially reasonable time period requested by LPL, in accordance with the Applicable Specifications agreed to and at the rates set forth in Schedule A and subject to the terms of such Schedule A, as documented in a Statement of Work.
(a)    Statements of Work. In each instance when LPL desires to engage Refinitiv to perform Professional Services, LPL shall submit an LPL Work Request describing the requested Professional Services. Refinitiv will respond in writing to each

Exhibit 10.2
LPL Work Request within 5 Business Days and shall provide LPL with a high level written estimate or, if Refinitiv in its reasonable discretion has determined that it has not received sufficient information to formulate such an estimate, the Parties shall meet as soon as reasonably practical, but in no event later than 10 Business Days from receipt of the initial Work Request, to discuss and align in good faith on the requirements. Once the Parties are aligned on the requirements, Refinitiv shall provide the high level written estimate within 5 Business Days. Upon LPL’s agreement to the proposal terms, the Parties shall enter into a statement of work in substantially the form attached hereto as Schedule G (each a “Statement of Work” or “SOW”), which SOW will define the Professional Services and Deliverables to be provided by Refinitiv thereunder and the Applicable Specifications, if any, for such Deliverables. At LPL’s request, Refinitiv shall provide LPL with status updates and written reports on a regular basis in order to inform LPL about the progress of the Professional Services. Statements of Work shall be deemed incorporated into and made a part of this Agreement upon their execution by the Parties.
(b)    Changes to Statements of Work. For any changes to a Statement of Work, the Parties shall follow the Change Request process set forth in Schedule G-1 (Change Request Process for SOWs) attached hereto.
(c)    Testing and Acceptance of Deliverables Developed Pursuant to a SOW.
(1)    With respect to any Deliverable developed under a Statement of Work: (A) Refinitiv shall provide notice to LPL of completion and shall deliver (or, as applicable, provide access to) any Deliverable to LPL for Evaluation, and (B) LPL shall be entitled to an Evaluation Period (as designated by LPL and set forth in the applicable Statement of Work) in which to Evaluate the Deliverable in accordance with the applicable Acceptance Criteria to determine if there is a Nonconformity. While a SOW may require that acceptance testing be conducted on an ongoing basis, LPL’s acceptance of a Deliverable shall not be deemed to have taken place until LPL Accepts such Deliverable.
(2)    LPL shall be entitled to either: (A) Accept the Deliverable; (B) Accept the Deliverable with a non-material Nonconformity or Nonconformities, in which case, LPL shall identify the Nonconformities and Refinitiv shall promptly correct all non-material Nonconformities unless otherwise agreed by the Parties in writing; or (C) if a material Nonconformity exists, reject the Deliverable, in which case, LPL shall promptly notify Refinitiv in writing but, in no event later than the end of the Evaluation Period of its rejection, and shall identify the material Nonconformities of the Deliverable that are the basis of the

Exhibit 10.2
rejection. Refinitiv shall, at its own expense, promptly correct all Nonconformities and shall promptly deliver to LPL the Deliverable containing such corrections, whereupon LPL shall have another Evaluation Period of the same length to re-evaluate the Deliverable (“Subsequent Evaluation Period”). To the extent LPL fails to provide notice of acceptance or rejection by the end of the Evaluation Period or the Subsequent Evaluation Period, as the case may be, Refinitiv may request in writing that LPL provide notice of acceptance or rejection, and LPL will use reasonable efforts to provide such notice of acceptance or rejection to Refinitiv promptly. Without limiting the foregoing, LPL’s payment for Deliverables shall not constitute LPL’s Acceptance of such Deliverables.
(3)    In the event that Refinitiv fails to correct all Nonconformities identified during a Subsequent Evaluation Period to bring the applicable Deliverable in compliance with the Acceptance Criteria, then, LPL, at its sole option, and without prejudice to such other legal rights as it may have hereunder or otherwise, may: (A) repeat the procedure set forth above; or (B) extend the time for Refinitiv’s performance and require Refinitiv to formulate and implement a remediation plan, which may include an obligation to increase resources dedicated to complete the corrections; or (C) treat such failure as a material breach of the Statement of Work and terminate the applicable Statement of Work, in which case Refinitiv shall remit to LPL the fees paid by LPL for the Nonconforming Deliverable and all other Deliverables which are materially affected by such Nonconforming Deliverable.
3.10    Prior Notice of Material Changes. Refinitiv shall be responsible for all changes to the BETA Services. Refinitiv shall comply with the following change control requirements in making such changes. Prior to making any material changes to the manner in which the Services are provided under this Agreement, including changes to processes, IT systems, specifications, or other operational aspects of the Services, in each case which are reasonably likely, to the extent of Refinitiv’s knowledge, to materially affect the Services, or the performance of Refinitiv’s obligations under this Agreement, or the manner in which LPL uses the Services, Refinitiv shall provide reasonable notice of such anticipated change to LPL (which notice need not conform to the requirements of Section 34.1 but will be via e-mail communication), at the request of LPL, discuss such change in good faith with LPL, and shall not implement such change absent LPL’s consent thereto (not to be unreasonably withheld or delayed); provided, however, that, subject to LPL’s rights under Section 3.11 (Acceptance of BETA System), LPL’s consent to such change will not be required to the extent that such change does not result in any: (a) cost or expense

Exhibit 10.2
to LPL (including capital expenditure (CAPEX) costs); or (b) significant adverse effect on the BETA Services, the performance of Refinitiv’s obligations under this Agreement, or the manner in which LPL uses the BETA Services. Notwithstanding the foregoing, Refinitiv may make changes to the BETA Services without LPL’s consent in emergency circumstances, provided that Refinitiv provides notice to LPL of the change promptly following its implementation, and provided further that such changes do not result in a significant adverse effect on the BETA Services, the performance of Refinitiv’s obligations under this Agreement, or the manner in which LPL uses the BETA Services.
3.11        Acceptance of BETA System.
(a)    BETA System Notice and Acceptance Testing Commencement. Following such time that Refinitiv has completed its development of a BETA System modification and successfully completed its internal testing and review of such modification with no material Nonconformity being found, Refinitiv will make that modification available to LPL for LPL’s user acceptance testing in one or more test environments to be provided by Refinitiv. Refinitiv shall make available to LPL such number of test or other non-production environments to which LPL has subscribed as set forth in Schedule A. Such environments shall conform to the specifications set forth in Schedule C to this Agreement. Refinitiv hereby grants LPL access to and rights to use such environments for testing in accordance with this Agreement.
(b)    Refinitiv shall notify LPL of any general release cycle modification at least thirty (30) days in advance of the of the expected release of the modification into production. For any modification that does not fall within Refinitiv’s general release cycle, Refinitiv will use best efforts to provide LPL with at least fifteen (15) days notice in advance of the expected release of the modification into production. During the applicable notice period, if LPL elects to test the modification, LPL shall notify Refinitiv of such election, and Refinitiv shall place the modification into LPL’s test environment. Notwithstanding the foregoing, if Refinitiv reasonably determines that it must release a modification into the production environment on an emergency basis, Refinitiv will provide LPL with as much notice as practical given the circumstances.
(c)    The date on which Refinitiv provides the modification to the test environment shall be referred to as the “Acceptance Test Start Date.” LPL shall have a commercially reasonable time period after the Acceptance Test Start Date, or such other period to which the Parties otherwise agree (the “Test Period”), to perform, or have performed, whatever acceptance testing LPL determines is necessary or desirable. Refinitiv will not introduce any modification into LPL’s production environment if a mutually agreed upon material defect is identified by LPL. Refinitiv evaluates every change to the system on its impact to LPL. Where commercially reasonable and

Exhibit 10.2
technically feasible, if a change is not desired by LPL, Refinitiv will add the appropriate parameters to allow LPL to turn off such change. Upon completion of the Test Period, LPL shall be entitled to either: (i) Accept the modification; (ii) Accept the modification with a non-material Nonconformity and move to production; or (iii) if a material Nonconformity exists, reject the modification, in which case, LPL shall promptly notify Refinitiv in writing of its rejection, but in no event later than the end of the Test Period, and shall identify the material Nonconformities of the modification that are the basis of the rejection. Refinitiv shall, at its own expense, promptly correct all Nonconformities and shall promptly deliver to LPL the modification containing such corrections, whereupon LPL shall have another commercially reasonable Test Period to re-evaluate the modification (“Subsequent Test Period”).
(d)    In the event that Refinitiv fails to correct all Nonconformities identified during a Subsequent Test Period to bring the applicable modification in compliance with the Acceptance Criteria, then, LPL, at its sole option, and without prejudice to such other legal rights as it may have hereunder or otherwise, may: (i) repeat the procedure set forth above; or (ii) extend the time for Refinitiv’s performance and require Refinitiv to formulate and implement a remediation plan, which may include an obligation to increase resources dedicated to complete the corrections; or (iii) reject the modification.
4.    LPL Property. If LPL agrees to provide any LPL Property to Refinitiv for Refinitiv’s use in connection with Refinitiv’s performance of the Services, such LPL Property is made available “AS IS” and “WHERE IS” and with all faults, errors or defects, and any such faults, errors or defects in LPL Property shall not limit Refinitiv’s obligations, responsibilities or liabilities hereunder. Refinitiv will not use LPL Property for any other purpose other than in connection with Refinitiv’s performance of the Services. LPL Property is and shall remain the exclusive property of LPL. While LPL Property is in Refinitiv’s possession or under its control, and as applicable to the specific type of LPL Property, Refinitiv will: (a) not alter, deface or modify any tags or labels identifying LPL Property as such; (b) not assign or move, transfer, transmit, or otherwise make available any LPL Property to any third party without the prior written approval of LPL; (c) maintain LPL Property, where applicable, in good working order, ordinary wear and tear excepted, and be responsible for all maintenance and repair of LPL Property; (d) if applicable, comply with any LPL written policies made known to Refinitiv prior to the provisioning of LPL Property concerning access to, use of and security of LPL Property; (e) keep LPL Property free from all liens and encumbrances created by or through Refinitiv; and (f) bear all risk of loss of and/or damage to that LPL Property within its control. Refinitiv shall return LPL Property to LPL when Refinitiv no longer requires access to such LPL Property. At LPL’s written request, Refinitiv will display in a reasonably visible manner a legend indicating LPL’s ownership of any LPL Property. Immediately upon LPL’s written request or promptly upon termination or expiration of

Exhibit 10.2
this Agreement, Refinitiv will deliver to LPL all LPL Property, in the same condition as originally received, ordinary wear and tear excepted.
5.    No Exclusivity; No Obligation to Order.
5.1    Refinitiv agrees that its relationship with LPL is not exclusive and, as such, LPL may remove any part of the Services from the scope of this Agreement by performing such Services itself or contracting with any third party (each a “LPL Third Party Contractor”) to perform such Services. Notwithstanding the foregoing, nothing in this Agreement shall be construed or interpreted as limiting LPL’s right or ability during the Term to change the requirements of LPL or increase or decrease its demand for Services. Unless otherwise set forth in this Agreement, LPL will give at least thirty (30) days’ prior notice of its election to remove any part of the Services from the scope of this Agreement pursuant to this section.
5.2    LPL shall have no obligation to order any Service solely by virtue of entering into this Agreement. Refinitiv acknowledges that this Agreement does not constitute a retainer, and that LPL is not required to order Services hereunder. Refinitiv is entitled to Charges only for Services ordered and performed under this Agreement or a Statement of Work, and no volume expectation, forecast, past performance or past course of dealing entitles Refinitiv to receive any amounts, nor shall it subject LPL to any liability, of any kind.
6.    Cooperation with LPL Personnel and LPL Third Party Contractors.
6.1    Refinitiv shall, at no additional cost or expense to LPL, reasonably cooperate with and work in good faith with LPL or LPL Third Party Contractors (subject to Section 6.3 below) as described in this Section 6 or as reasonably requested by LPL, provided that where an LPL Third Party Contractor is a Refinitiv Competitor, the aforementioned obligations will apply to Refinitiv subject to the Parties’ agreement. Such cooperation will include, if applicable and requested by LPL:
(a)    providing reasonable access to any Service Location, as necessary for employees or agents of LPL (the “LPL Personnel”) or LPL Third Party Contractors to perform the work assigned to such LPL Personnel or LPL Third Party Contractors in furtherance of the Services or in connection with the exercise of LPL’s rights under this Agreement;
(b)    providing electronic and physical access to the business processes and Services Infrastructure reasonably requested by LPL for LPL Personnel or LPL Third

Exhibit 10.2
Party Contractors to perform the work assigned to them in furtherance of the Services or in connection with the exercise of LPL’s rights under this Agreement;
(c)    providing then-available written requirements, standards, policies or other applicable documentation for the business processes and Services Infrastructure, but only to the extent reasonably requested by LPL for LPL Personnel or LPL Third Party Contractors to perform the work assigned to them in connection with LPL’s receipt and use of the Services or in connection with the exercise of LPL’s rights under this Agreement and for no other purpose;
(d)    minimizing any degradation in the provision of the Services caused by the adjustments made by Refinitiv in transferring Services to LPL Personnel or an LPL Third Party Contractor; and
(e)    providing any other cooperation reasonably requested for LPL Personnel or LPL Third Party Contractors to perform the work assigned to them by LPL in connection with LPL’s receipt and use of the Services or in connection with LPL’s exercise of its rights under the Agreement.
6.2    Refinitiv and LPL shall each use commercially reasonable efforts to promptly notify the other Party when it becomes aware that an act or omission by an LPL Third Party Contractor will cause, or has caused, a problem or delay in providing the Services. In such event, Refinitiv shall use commercially reasonable efforts to work with LPL Personnel or, at LPL’s direction, an LPL Third Party Contractor, to prevent (if possible) or circumvent the impact of such problem or delay. Refinitiv shall reasonably cooperate with LPL and LPL Third Party Contractors (and LPL shall likewise instruct LPL Personnel and LPL Third Party Contractors to reasonably cooperate with Refinitiv) to resolve differences and conflicts arising between the Services and other activities undertaken by LPL Personnel or LPL Third Party Contractors. Any notification provided in accordance with this Section 6.2 shall not in and of itself excuse Refinitiv from the performance of any of its obligations under this Agreement.
6.3    If any LPL Third Party Contractor would have access to Refinitiv intellectual property or a Refinitiv restricted area on Refinitiv premises, then Refinitiv may require such Third Party Contractor to enter into a reasonable confidentiality agreement. Refinitiv may prohibit such LPL Third Party Contractor from having access to any Refinitiv data center, equipment or premises where such LPL Third Party Contractor would have access to Personal Information of other Refinitiv customers.
7.    Equipment and Infrastructure; Service Locations.

Exhibit 10.2
7.1    Services Infrastructure. Refinitiv, and not LPL, shall be responsible for all costs and expenses associated with Refinitiv’s obligation to supply and maintain at all times Equipment, Software, supplies, materials, networks, space, and other facilities and infrastructure necessary to perform the Services in accordance with this Agreement during the Term (collectively, “Services Infrastructure”) and shall be solely responsible for all upgrades, improvements, replacements and additions to the Services Infrastructure. LPL shall be responsible for obtaining, installing at its premises, and maintaining all Equipment, including telecommunications equipment, necessary for using the BETA Services.
7.2    Service Locations. The Services shall be provided and performed from premises owned or leased by Refinitiv as listed on Schedule L (each a “Service Location” and collectively, the “Service Locations”). Except for those offshore Service Locations set forth on Schedule F, without LPL’s express written consent: (a) no Services will be provided at any location outside of the United States; and (b) Refinitiv shall not (or allow any Service Provider to) transmit, transfer, process, store or replicate LPL Data outside of the United States or provide access to or otherwise make available LPL Data to Personnel located outside of the United States. Notwithstanding LPL’s consent as set forth above, with respect to any production support Services provided by Refinitiv to LPL from any offshore Service Location, Refinitiv shall retain the controls identified to LPL and notify LPL at least sixty (60) days prior to any changes to such controls. Identified controls include, but are not limited to, segregated offshore delivery center, segregated badge access and segregated network.
7.3    Relocation. Refinitiv will provide LPL with ninety (90) days prior written notice before performing any relocation of any Service Location. Refinitiv will manage any such relocation so as to remain at all times in compliance with its obligations in Schedule H, Information Security and Related Requirements. Each relocation shall be performed pursuant to a written plan prepared by Refinitiv sufficient to prevent any adverse impact on the Services as a result of the relocation and relocation-related activities. Refinitiv shall implement the plan in a manner that prevents any adverse impact on the Services. LPL shall have the right to review the plan prior to any such relocation, Refinitiv shall be responsible for the effectiveness and implementation of the plan as described herein.
7.4     Segregation. The Service Locations shall be physically and logically segregated from any third party other than Refinitiv Personnel. Refinitiv confirms that it has developed a process, which shall be shared with LPL at LPL’s request, to ensure that any Refinitiv Personnel providing services to a third party participating in a business that is now or in the future competitive

Exhibit 10.2
with the business of LPL or any LPL Affiliate, does not have access to LPL Confidential Information.
7.5    Security. Without limiting Refinitiv’s obligations under Section 20 (Confidentiality) below, Refinitiv will maintain and enforce at Refinitiv Service Locations security procedures at least at the levels and in accordance with the standards, protocols, requirements and guidelines set forth in Schedule H. Refinitiv will be responsible for and in violation of its obligations for any and all security breaches of every nature and type at its Service Locations.
7.6    Additional Relocation Requirements. Refinitiv shall provide LPL with advance notice of its intention to relocate the Service Locations and shall obtain LPL’s written consent prior to relocating to any new Service Location outside of the United States as described below. Refinitiv shall not relocate to a new Service Location if such relocation would adversely affect the risk mitigation strategy reflected in the Business Continuity or Disaster Recovery Plan, provided, however, that, subject to the restrictions set forth in Section 7.2, the foregoing will not prevent Refinitiv from providing incremental services from such alternate Service Location to the extent required to address unplanned short-term fluctuations in Service demand requirements. In the event that Refinitiv, subject to compliance with all applicable Laws, proposes to move the Services to a new Service Location, Refinitiv shall provide LPL with a written proposal describing, in detail:
(a)    the new Service Location and the comparative operational, technical and security features;
(b)    Refinitiv’s assessment of whether such a relocation will impact Refinitiv’s ability to provide the Services in accordance with the Performance Standards and this Agreement;
(c)    the demographics of the area in which the new Service Location is located, including an assessment of the availability of qualified personnel, as well as any plans to relocate Refinitiv Personnel; and
(d)    how the new Service Location will satisfy all applicable LPL security requirements set forth in this Agreement that are then in effect and mandated at existing Service Locations (i.e., logical and physical security), as evidenced by completion of an appropriate site survey and/or other reasonable methods for which security requirements at the new Service Location can be demonstrated to be met.
7.7    Evaluation of Relocation Proposal. LPL shall have at least ninety (90) days to evaluate such relocation proposal to determine (and may meet with

Exhibit 10.2
Refinitiv to review) whether (a) such relocation will detrimentally impact the Services or the obligations of Refinitiv under this Agreement in any material respect; (b) such relocation will adversely affect the risk mitigation strategy reflected in the Business Continuity or Disaster Recovery Plan; (c) the new Service Location satisfies the applicable security requirements set forth in this Agreement; and (d) if the relocation will impact the Charges or taxes payable by LPL in connection with the Services. In connection with any such relocation, subject to this Section 7.7, Refinitiv shall pay or reimburse LPL for additional direct costs or expenses associated with such move (including any increased taxes) that will be incurred by LPL related to or resulting from any Refinitiv initiated relocation of any Service Location, including, any direct out-of-pocket costs or expenses (accompanied by supporting documentation) incurred by LPL as a result of such relocation. LPL shall provide Refinitiv with an estimate of such direct costs or expenses, and Refinitiv shall reimburse up to ten thousand dollars ($10,000). If LPL seeks additional reimbursement then the Parties shall address the request through the governance process set forth in Section 29 of this Agreement.
7.8    Access. During the Term, Refinitiv shall provide to LPL and LPL Personnel, at no charge, reasonable access to the Service Locations. In addition, at LPL’s request, Refinitiv shall provide reasonable access to such Service Locations by Governmental Audit Authorities.

8.    Conduct of Refinitiv Personnel.
8.1    General. Whenever Refinitiv’s employees, agents, representatives and, if permitted and approved by LPL pursuant to this Agreement, Service Providers and their respective personnel (collectively, “Refinitiv Personnel”) are (a) present on LPL Premises; Refinitiv shall request such Refinitiv Personnel (collectively, “Front Line Personnel”) to comply with LPL’s policies and procedures, including safety and physical and information security procedures that are applicable to LPL’s premises as the same may be amended from time to time. If such Front Line personnel refuse to comply they shall not be assigned as Front Line Personnel. At LPL’s request and expense, Front Line Personnel will attend one or more training sessions with respect to LPL’s on-site rules of behavior, work schedule, security procedures and such other policies and procedures as LPL, in its sole discretion, may deem appropriate.
8.2    Compliance. Refinitiv Personnel shall at all times perform the Services in a safe and professional manner and comply with all applicable Laws and other legal requirements, as such are amended from time to time. Refinitiv

Exhibit 10.2
shall remain responsible for all acts, omissions, obligations, services and functions performed by such Refinitiv Personnel to the same extent as if such acts, omissions, obligations, services and functions were performed by Refinitiv itself.
8.3    Replacement. At LPL’s reasonable request, Refinitiv will exert best efforts to promptly replace any proposed or assigned Front Line Personnel providing Services to LPL under this Agreement.
8.4    Treatment of Security Information. Refinitiv and Refinitiv Personnel performing Services under the Agreement shall treat all passwords, access information and information concerning LPL’s security systems (physical, electronic, and otherwise) as LPL Confidential Information in accordance with Section 21 (Confidentiality) of this Agreement without regard to any exclusion to LPL Confidential Information set forth in Section 20.3.
9.    Key Personnel.
9.1    General.
(a)    The Parties agree that there are certain individuals that will facilitate the accomplishment of the Services, as set forth in this Section 9.1 and as may be set forth in certain Statements of Work from time to time (each, a “Key Person” and collectively “Key Personnel”). Key Personnel shall be employees of Refinitiv or a Refinitiv Affiliate and may not be independent contractors or subcontractors. If any Key Personnel are designated in a SOW, Refinitiv shall perform Services related to such SOW through those Key Personnel and such additional Personnel as Refinitiv may from time to time determine to be required for the performance of Services. LPL may from time to time request a change in the positions designated as Key Personnel under this Agreement, and provide the reasons for such request. Refinitiv will consent to such change provided that LPL has provided a compelling rationale for such change, such change is in compliance with Refinitiv’s policies of nondiscrimination, does not cause a commercially unreasonable impact on Refinitiv and is in compliance with the requirements by Law.
(b)    The personnel providing Services hereunder and holding the following titles, or equivalent titles with substantially the same duties, at Refinitiv are hereby designated as Key Personnel under this Agreement: (a) Relationship Manager, (b) Executive Relationship Manager, (c) Global Business Director; and (d) Account Manager.
9.2    Level of Effort; Replacement. The Key Personnel, as part of their employment obligations to Refinitiv will devote the level of effort specified in the applicable Statement of Work, as the case may be, to the provision of

Exhibit 10.2
Services for, at a minimum, the period specified in the applicable Statement of Work, as the case may be, from the date he or she assumes the applicable position. In the event of the voluntary resignation, termination for cause, reduction in force, illness, disability or death of one of its Key Personnel during or after the specified period, Refinitiv shall: (a) provide LPL with as much notice as reasonably possible after the occurrence of such event in accordance with Refinitiv’s policies; and (b) promptly identify and provide LPL the name of such replacement and an opportunity to meet with the replacement. If LPL seeks to object to the replacement it shall raise the objection with governance and remain in compliance with the terms set out in 9.1 above Except for the reasons set forth above, even after the period specified in the applicable Statement of Work, as the case may be, Refinitiv shall transfer, reassign or remove any of its Key Persons only after: (i) giving LPL reasonable prior notice of such action; (ii) identifying and providing LPL with a suitable replacement in a timely manner prior to such transfer, reassignment or removal; (iii) providing LPL with a plan describing the steps and knowledge transfer necessary to transition responsibility to the replacement; and (iv) providing reasonable assurance to LPL that such action will not have a material adverse impact on Refinitiv’s performance of its obligations under the applicable SOW.
9.3    Succession Plan. Refinitiv shall maintain succession plans for each of the Key Personnel positions.
9.4    Project Managers. Where applicable, Refinitiv and LPL shall each designate a Project Manager who shall be the principal point of contact for all matters under the particular Statement of Work. The Project Managers designated in any Schedule or Statement of Work as having such authority shall have the authority to represent each of their respective Parties, as the case may be, pursuant to the procedures set forth herein or therein. Subject to Section 9.1 above, Refinitiv and LPL may each replace its Project Manager with a new Project Manager by providing written notice to the other Party’s Project Manager. In addition, upon request from LPL, Refinitiv shall use commercially reasonable efforts to promptly replace the Refinitiv Project Manager and the Parties shall work in good faith to minimize any delays in the performance of the Statement of Work attributable to such replacement.
10.    Refinitiv Personnel Screening and Background Checks.
10.1    Screening Measures. Without in any way limiting Refinitiv’s obligations hereunder or in any Statement of Work, Refinitiv shall conduct the screening measures and background and security checks for Refinitiv Personnel as set forth below and in Schedule H attached hereto.

Exhibit 10.2
10.2    Failure to Meet Criteria. Refinitiv shall not allow any individual who does not meet the screening, background and security check criteria set forth below and in Schedule H (as determined by the results of such screening, background and security check) to perform work in connection with any of the Services.
10.3    Background Checks. Refinitiv agrees, prior to hire, to perform a background check in compliance with Applicable Law on any personnel (and will require the same of its subcontractors) who provide Services or access BETA Systems IS, data or premises. Background checks shall include:
(a)    Education: verification of any post-high school education degrees;
(b)    Employment: verification of employment within the past seven years or three most recent employers;
(c)    Identity: verification of the social security number (or similar applicable government-issued personal identification number) of the personnel;
(d)    Work Authorization: verification of authorization to work in any country in which the personnel is assigned to perform Services;
(e)    Criminal: in all countries and counties where the individual has lived during the last seven years, identification of any felony (or legally equivalent) convictions and misdemeanor (or legally equivalent) convictions for offenses based on dishonesty and/or of a monetary or financial nature, including, but not limited to, theft, fraud (credit card, bad checks or otherwise), shoplifting, forgery, counterfeiting or embezzlement;
(f)    Global Sanctions: including a review of:
(1)    Specially Designated Nationals List published by the Office of Foreign Assets Controls of the U.S. Department of the Treasury (“OFAC”) or any other list maintained pursuant to any of the rules or regulations of OFAC;
(2)    those otherwise subject to sanction under an OFAC implemented regulation or by similar regulation in Canada, the United Kingdom, the European Union, or elsewhere;
(3)    those identified as a restricted party by the U.S. Federal Reserve List of Enforcement Actions or by other U.S. or international financial sanctions bodies; and

Exhibit 10.2
(4)    those identified as a Politically Exposed Person (“PEP”) or the direct family member or close business associate of a PEP;
(5)    Other: any additional checks as required by Refinitiv due to changes in regulatory or customer requirements.
10.4    Removal. If Refinitiv learns that any Refinitiv personnel that is (i) assigned to provide BETA Services to LPL; or (ii) has access to LPL Data, and in either of (i) or (ii) has been convicted of any felony of fraud, dishonesty, or financial crimes including identity theft, that occur subsequent to such initial screening and assignment, against Refinitiv employees who provide BETA Services, such personnel shall promptly be removed from providing BETA Services to LPL and such personnel’s access to LPL Data shall be immediately terminated. For clarity, Refinitiv is not required to rescreen employees nor require employees to self-report convictions.
11.    Additional Requirements
11.1    Services and Services Infrastructure Improvement and Evolution; Roadmap. Refinitiv will cause the Services Infrastructure and the Services to evolve and to be modified, enhanced, supplemented and replaced as reasonably necessary for the Services Infrastructure and the Services to keep pace with overall improvements and technological advances in the provision of like services in the United States, including those changes made in response to regulatory changes. Without limiting the foregoing, on at least an annual basis, Refinitiv shall meet with LPL and provide a twelve (12) month roadmap, which shall be updated by Refinitiv annually throughout the Term, of its plans to evolve and update the Services Infrastructure and the Services.
11.2    Quarterly Review. On a quarterly basis, Refinitiv and LPL shall meet at a mutually agreeable time to discuss and review performance, risk and financial matters (“Quarterly Review”). Unless otherwise agreed, Quarterly Reviews will occur in the second (2nd) month of each calendar quarter to cover the previous calendar quarter.
11.3    Notice of Material Events. Refinitiv shall promptly (unless otherwise prevented by confidentiality obligations, and in such case as soon as permitted) notify LPL in writing of any Material Event (as defined below) of which Refinitiv becomes aware through exercise of due care throughout the Term. Any such notice will be provided to the LPL personnel listed on the LPL notification distribution list, and Refinitiv will be available then to discuss the circumstances leading to the events which are the subject matter of the notice provided for above. For purposes hereof, “Material Event” means any event or

Exhibit 10.2
series of events: (a) directly or indirectly caused by an act or omission of Refinitiv or any Service Provider that, to Refinitiv’s actual knowledge, has or is reasonably expected to have a material adverse impact on the business, operations, assets, condition (financial or otherwise) or reputation of Refinitiv; or (b) that is reasonably likely to materially adversely impact the performance of Services hereunder. Any such disclosures by Refinitiv will expressly be subject to the provisions of Section 21 (Confidentiality).
11.4    Additional Information. LPL may at any time request from Refinitiv additional information with respect to the Services, and/or data related to LPL’s use of the Services, and Refinitiv shall provide such information at no additional cost to LPL, provided that such request is commercially reasonable. If Refinitiv cannot itself provide the requested information, then LPL may request that Refinitiv have appropriate subject matter experts provide such additional information. In the event that such request exceeds what is commonly requested by Refinitiv’s similarly-situated clients in general, Refinitiv and LPL will mutually agree on additional compensation to Refinitiv for such efforts prior to any obligation for Refinitiv to perform such tasks. Additionally, in the event that Refinitiv becomes aware: (a) that Refinitiv has breached this Agreement or (b) of issues or errors with regard to performance of the Services, Refinitiv will provide LPL with facts specific to the situation and Refinitiv’s assessment of the impact on LPL.
11.5    Other Notices. In the event that Refinitiv becomes aware of any material issues, failures or errors with regard to performance of the Services or its obligations under this Agreement, Refinitiv will provide LPL with facts specific to the situation and Refinitiv’s assessment of the impact on LPL.
12.    LPL Data.
12.1    Supply of Data. LPL will timely supply Refinitiv, in a form reasonably acceptable to Refinitiv, with all data necessary for Refinitiv to perform the ongoing Services to be provided hereunder. It is the sole responsibility of LPL to ensure the completeness and accuracy of such data.
12.2    Ownership of Data. Refinitiv acknowledges and agrees that as between the Parties, all LPL Data is the sole and exclusive property of LPL.
12.3    Data Handling. Without limiting any other obligation of Refinitiv under this Agreement and any Schedule, Refinitiv shall not (a) sell, assign, lease, or otherwise dispose to any third party, or share with any third party, any LPL Data, except with respect to the processing of LPL Data in accordance with this Agreement or at the direction of LPL; or (b) commercially exploit for itself or on

Exhibit 10.2
any third party’s behalf, any LPL customer, advisor, or employee Personal Information. Except as set forth in Schedule I (Summary of Record Retention Commitments), in no event will Refinitiv destroy LPL Data unless LPL has provided prior written approval for such destruction.
12.4    Use of LPL Masked Data for Testing. Refinitiv may, from time to time, use LPL Data for Data Masking solely for the purpose of testing the BETA Services. Refinitiv has provided LPL with its methodology for the creation of Masked Data and shall provide LPL with any changes to such methodology. At each quarterly review set forth in Section 11.1 above, the Parties shall review the methodology and discuss any changes. Refinitiv shall notify LPL in advance if it intends to conduct any such testing using any LPL Data other than Masked Data, unless such testing was requested by LPL.
13.    Charges, Purchase Orders, Invoicing and Payment.
13.1    Charges.
(a)    LPL shall pay the Charges for Services in accordance with Schedule A attached hereto and as may be adjusted as provided herein.
(b)    Unless otherwise specified or approved in writing in advance by LPL: (i) the Charges shall conform with the rates set forth in Schedule A; (ii) actual Fees will not exceed the amount specified in Schedule A, as amended from time to time, or in a Statement of Work, including any Change Request, and (iii) Refinitiv will be responsible for the payment of its expenses relating to the provision of the BETA Services and will not be reimbursed for such expenses by LPL, except as set forth in Section 13.5 below. Except as expressly set forth in Schedule A or in a Statement of Work, or as otherwise agreed upon by the Parties in writing, there shall be no expenses, Charges or fees payable in respect of Refinitiv’s performance of its obligations pursuant to this Agreement.
13.2    Purchase Orders. LPL may issue purchase order(s) to Refinitiv prior to the performance of certain Services (each, a “Purchase Order”). In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order, the terms and conditions of this Agreement shall control. LPL currently employs processes for electronic generation of Purchase Orders the result of which will be the delivery by LPL of a Purchase Order through one or more of the following: electronic mail, other electronic method, facsimile or telephone. The Parties understand and agree that a Purchase Order generated electronically through LPL approved means and transmitted to Refinitiv through one or more of the foregoing channels constitutes a valid and legally binding order to purchase Services from Refinitiv

Exhibit 10.2
under this Agreement. Such electronic transmissions shall be deemed to satisfy all legal formalities requiring that agreements be in writing. Neither Party shall contest the validity or enforceability of any such electronic transmission under any applicable statute of frauds. Computer maintained records in hard copy form shall constitute business records and shall have the same validity as any other generally recognized business records. REFINITIV FURTHER UNDERSTANDS THAT ANY GOODS OR SERVICES PROVIDED TO LPL WITHOUT A VALID PURCHASE ORDER IS DONE SO AT REFINITIV’S OWN RISK.
13.3    Invoicing and Payment.
(a)    Invoices. Refinitiv will submit itemized and detailed invoices for Charges to LPL and will provide appropriate supporting documentation reasonably requested by LPL. In order to be valid, an invoice must be consistent with Schedule A or the applicable Statement of Work or Purchase Order in all material respects, be sent to the invoice address specified in Section 13.3(c) below, separately list each category of Charges and taxes, and reference this Agreement and the applicable Statement of Work and Purchase Order, if any. Any invoices that are not valid will be returned unpaid to Refinitiv for correction and re-submittal, as appropriate. If a Purchase Order or applicable Statement of Work does not specify when Refinitiv shall invoice LPL for Services, then Refinitiv shall invoice LPL monthly in arrears by electronic invoice for all applicable charges, and Charges will be prorated for any partial month. No invoice shall include estimated charges. If payment of undisputed amounts is not received by Refinitiv within forty-five (45) days after LPL’s receipt of Refinitiv’s invoice in the form set forth above, Refinitiv shall provide LPL written notice of the same. All amounts mentioned in this Agreement are in U.S. Dollars. Prior to raising any claim for material breach due to non-payment of an invoice, Refinitiv shall submit the claim to the governance process set forth in Section 29 for attempted resolution.
(b)    Segregation of Charges. Refinitiv shall provide detailed invoices or invoices accompanied by detailed reports that segregate the charges payable pursuant to this Agreement into the following separate categories for each applicable taxing jurisdiction: (i) those for taxable Services and products; (ii) those for nontaxable Services and products; and (iii) those for Services and products for which Refinitiv functions merely as a paying agent for LPL in receiving goods, supplies or services (including telecommunications, leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.

Exhibit 10.2
(c)    Address for Invoices. Invoices will be sent to the following address:
LPL Financial LLC
Attention: Accounts Payable
P.O. Box 502308
San Diego CA 92150-2308
or via electronic mail: ap.mailbox@lpl.com or such other address as LPL may direct in writing.
13.4    Utilities. All electrical utility service at LPL’s offices shall be paid by LPL. Refinitiv shall arrange for the installation of all telecommunications services necessary (excluding the on-premises telecommunications equipment) for LPL’s use of the BETA Services, and the charges for such telecommunications services will be passed through to and paid by LPL. Refinitiv shall cooperate in good faith with any third party vendor installing or otherwise servicing such telecommunications services, and Refinitiv shall work with such third party vendor to promptly complete all installations, upgrades and maintenance services in a manner that is minimally disruptive to LPL’s business.
13.5    Expenses. LPL shall not reimburse Refinitiv for administrative or account management fees, or incidental expenses, provided that LPL will reimburse Refinitiv for direct expenses incurred by Refinitiv to provide the Services to Refinitiv that are expressly set forth in Schedule A or a Statement of Work. LPL may reimburse Refinitiv for travel expenses. If LPL agrees to reimburse Refinitiv for travel expenses: (a) all travel expenses must be pre-approved by LPL; (b) LPL shall reimburse only those expenses that comply with the expense policy attached hereto as Schedule J; (c) the reimbursement request must be supported with detailed receipts; and (d) the travel expenses must not exceed twelve percent (12%) of the Fees set forth in the applicable Statement of Work. Notwithstanding the foregoing, travel and related expenses shall not be reimbursed if Refinitiv’s or its Personnel’s place of business is located within a fifty (50) mile radius of the LPL location where Services are being rendered. Unless otherwise specified in the applicable Statement of Work, LPL will not be required to pay for any time spent by Refinitiv traveling, training or familiarizing itself with any software or systems required to perform the work identified in the relevant Statement of Work.
13.6    Withholding of Payment. LPL may, upon written notice (including by e-mail) to Refinitiv, on or before the due date (without prejudice to any other provisions of this Agreement, including LPL’s right to review and/or

Exhibit 10.2
audit prior Charges and its right to be reimbursed in connection with any erroneous charge by Refinitiv), withhold payment of particular Charges that it disputes in good faith. In the event of such dispute, either Party may submit the dispute to the dispute resolution process described in Section 29 hereof.
13.7    Taxes.
(a)    LPL Obligations. LPL will pay to Refinitiv any sales or use tax, whether federal, state or local, imposed on or arising out of the delivery of Services by Refinitiv. LPL shall not be responsible for paying any other taxes or fees of Refinitiv, including Refinitiv’s licensing or business fees or assessments that are not specified as a sales or use tax. Once LPL has paid such tax to Refinitiv, LPL shall have no other responsibility with respect to such sales and use taxes and Refinitiv shall be responsible for promptly paying such tax to the appropriate taxing authority. If it is later determined that such tax, or any portion thereof, was not due, Refinitiv will promptly refund the amount thereof to LPL, together with interest on such refunded amount at the rate of two and one half percent (2.5%) per annum, regardless of whether Refinitiv has recovered such amount from such taxing authority. Refinitiv shall, on every taxable event, make all reasonable efforts to limit any and all tax consequences to LPL. Refinitiv is solely responsible for paying any and all taxes (including social security, employment and income) required by any Law or regulation pertaining to Refinitiv Personnel relating to this Agreement.
(b)    Refinitiv Obligations. Refinitiv shall be responsible for: (i) franchise and privilege taxes on its business; (ii) taxes based on its net income or gross receipts (including withholding taxes imposed in lieu of income taxes); and (iii) sales, use, excise, value-added, services, consumption and other taxes and duties payable by Refinitiv on goods or services used or consumed by Refinitiv in providing the Services where the tax is imposed on Refinitiv’s acquisition or use of these goods or services and the amount of tax is measured by Refinitiv’s costs in acquiring these goods or services.
13.8    Tax Audits. If Refinitiv comes under audit by any taxing authorities and an audit issue arises that would create liability for LPL in connection with this Agreement, then Refinitiv must notify LPL of such audit issue as soon as possible but no later than thirty (30) days after Refinitiv becomes aware of the issue to allow LPL to assist in challenging the potential assessment. If notice is not provided to LPL in a timely manner, Refinitiv forfeits its ability to collect from LPL any tax assessments to the extent that LPL is actually prejudiced as a result of such failure to provide notice thereof. At no time shall LPL be responsible for any penalty or interest arising from the assessment levied or billed by the appropriate taxing authority.

Exhibit 10.2
14.    Term.
14.1    Agreement Term; Renewal. This Agreement will be effective on the Agreement Effective Date and, unless earlier terminated as permitted herein, will terminate on the third (3rd) anniversary of the Effective Date (the “Initial Term”). This Agreement may be extended on the same terms and conditions at the option of LPL for up to three (3) additional renewal terms of one (1) year each (individually and collectively, the “Extended Term”) by written notice to Refinitiv, which notice shall not be given less than ninety (90) days prior to the expiration of the current Term, provided that, Refinitiv provides LPL with notice of each pending renewal one hundred and eighty (180) days and one hundred and twenty (120) days prior to expiration of the current Term. If LPL does not renew this Agreement, this Agreement shall terminate at the end of the given Term and any Transition Services. Any requested short term renewals (less than 12 months) (exclusive of any Transition Services) shall be subject to a Fee increase as set forth in Schedule A. The period of time commencing on the Effective Date and continuing through the expiration of the Extended Term, if any, or earlier termination of this Agreement pursuant to its terms, is referred to collectively hereinafter as the “Term.”
14.2    Statements of Work. The term of each Statement of Work shall be for the period indicated therein. The expiration or termination of any given Statement of Work shall not have any effect on any other Statement of Work in effect at such time. LPL may terminate any Statement of Work at any time for any reason or no reason by providing written notice to Refinitiv, but shall pay Refinitiv the Charges for Professional Services actually provided and Accepted up to the date of termination. If there are ramp-up and ramp-down Charges set out in the SOW those applicable Charges shall apply.
15.    Termination. The following termination rights shall apply to this Agreement. LPL may exercise any of its termination rights in whole or in part.
15.1    For Material Breach by Refinitiv. If Refinitiv materially breaches this Agreement and such breach is capable of cure, then LPL may terminate this Agreement in whole or in part without penalty if: (a) LPL delivers a notice of default to Refinitiv; (b) Refinitiv fails to cure such breach within thirty (30) days following the date of the notice of default; and (c) following such cure period, LPL notifies Refinitiv of termination of this Agreement, which termination shall be effective upon the date specified in the notice. If Refinitiv materially breaches this Agreement and such breach is not capable of cure, then LPL may terminate this Agreement in whole or in part without penalty immediately and notify Refinitiv of termination of this Agreement, which termination shall be effective upon the date specified in the notice. Notwithstanding anything to the

Exhibit 10.2
contrary herein, if specified in LPL’s termination notice, termination of this Agreement under this Section 15.1 shall terminate all outstanding Statements of Work. Refinitiv acknowledges and agrees that a compromise or breach of any Services Infrastructure, system or database: (i) that contains LPL Data resulting in the unauthorized access to, exfiltration of, or other unauthorized copying or removal of such LPL Data or (ii) that involves a compromise of any LPL Network resulting in data loss that cannot be readily recovered or resulting in costs to LPL of over fifty thousand dollars ($50,000), shall be deemed a material breach of this Agreement. Notwithstanding anything to the contrary herein, any such compromise or breach shall entitle LPL, in addition to its other rights and remedies at law or in equity, to immediately terminate this Agreement as of the date of its termination notice.
15.2    For Material Breach by LPL. Refinitiv may, upon provision of written notice to LPL specifically stating Refinitiv’s intent to terminate this Agreement, terminate this Agreement as of a date specified in the notice of termination if LPL fails to pay Refinitiv [**] of undisputed Charges invoiced under Schedule A for a period of at least [**], provided that Refinitiv has first attempted to resolve such issue through the governance process set forth in Section 29 herein and, unless otherwise agreed as a result of the governance process, LPL fails to make payment of such undisputed Charges within ninety (90) days of receipt of notice of termination of this Agreement from Refinitiv. Upon the effective date of termination, until such time as LPL has cured the non-payment of undisputed Charges, Refinitiv is not obligated to provide Transition Services described in Section 16.1. In addition, Refinitiv may, upon provision of written notice to LPL specifically stating Refinitiv’s intent to terminate this Agreement, terminate this Agreement as of a date specified in the notice of termination if LPL commits a material breach of its confidentiality obligations under Section 20 herein with respect to any Strictly Confidential Information.
15.3    Both Parties. Each of LPL and Refinitiv may terminate this Agreement if any one of the following events occurs: (a) the other files a voluntary petition in bankruptcy or an involuntary petition is filed against it (and such petition is not dismissed within one hundred eighty (180) days); (b) the other is adjudged bankrupt; (c) a court assumes jurisdiction of the assets of the other under a federal reorganization act, or other statute; (d) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other; (e) the other becomes insolvent, suspends business or ceases to conduct its business in the ordinary course; or (f) the other makes an assignment of its assets for the benefit of its creditors. Each Party will give prompt written notice of any such event relating to it.

Exhibit 10.2

15.4    Additional LPL Termination Rights.
(a)    Failure to Achieve Acceptance Criteria or Acceptance Delay. If the events described in Section 15.1 above occur and LPL elects to exercise its termination rights with respect to a particular Statement of Work and such Statement of Work constitutes a material part of the Services being performed hereunder, LPL shall have the right, in addition to its other rights and remedies at law or in equity, to terminate this Agreement in its entirety without penalty by providing written notice to Refinitiv specifying the effective date of termination and the Agreement shall be terminated as of the date set forth for such termination in the written notice.
(b)    Certain Actions/Investigations. If Refinitiv (or its successor) or its senior management becomes the subject of any action or investigation (including, but not limited to, relating to fraud or criminal action) by any government authority or regulatory agency which results in a direct material adverse effect on the business, operations or reputation of LPL (which effect can be demonstrated in any reasonable way and shall be deemed to have occurred in the event: (i) LPL has received complaints from customers; or (ii) LPL is required to notify advisors, its other customers, or a regulator of such action or investigation), then LPL shall have the right, in addition to its other rights and remedies at law or in equity, to terminate this Agreement without penalty by providing written notice of termination to Refinitiv as of the date set forth for such termination in the written notice.
(c)    Force Majeure and Law. LPL shall have the right, in addition to its other rights and remedies at law or in equity, to terminate this Agreement in its entirety without penalty, upon the date specified in its written notice to Refinitiv, if during the Term: (i) as a result of the implementation of Refinitiv’s Business Continuity and Disaster Recovery Plan, Force Majeure Event, or any other reason, Refinitiv is unable or fails, for any reason, to restore and return the provision and/or performance of the Services within two (2) Business Days of written notice from LPL; or (ii) Refinitiv’s breach of Section 30 (Compliance with Laws).
(d)    Unavailability of BETA System. Notwithstanding anything to the contrary in the Performance Standards, if the BETA System is unavailable at any point during the Term for [**], then LPL shall have the right to terminate the Agreement immediately upon written notice to Refinitiv.
(e)    Chronic SLA Failure.
(1)    Without limiting any other termination rights LPL may have under this Agreement, LPL shall have the right to terminate this Agreement upon written notice upon LPL’s inability to use all or

Exhibit 10.2
substantially all of BETAHost, all or substantially all of BLServer or all or substantially all of BETA Access, or any combination thereof, for [**] in any twelve (12) month rolling period, and LPL shall not be required to grant Refinitiv a cure period prior to terminating the Agreement.
(2)    In addition, if there are [**] or more Critical or High Incidents (as defined in Schedule 8 to Schedule B) within any twelve (12) month rolling period that are not resolved in accordance with Schedule 8 to Schedule B, then LPL shall have the right, upon written notice, to require Refinitiv to upgrade, enhance, modify or otherwise correct the Equipment, Software and/or communications facilities which are used to provide the Services so they are capable of performing in accordance with the Performance Standards. If such corrective action is not completed or is unsuccessful in restoring the Performance Standards, LPL shall have the right to terminate this Agreement with two (2) days written notice, and Refinitiv shall assist LPL in transitioning to another service provider.
15.5    Additional Remedies. In the event of any termination pursuant to Section 15.4 above, in addition to LPL’s other rights and remedies at law or in equity, any amounts previously paid to Refinitiv for any Services not yet performed as of the date of such termination shall be refunded to LPL within ten (10) days of the applicable termination date.
15.6    Effect of Termination. Upon expiration or termination of this Agreement or any Services for any reason:
(a)    Except as otherwise set forth in Section 16 (Transition Services) or Section 15.7 (Survival of Obligations) set out below, the rights and obligations of the Parties under this Agreement or with respect to the Services shall cease, provided, however, that Refinitiv shall continue to provide the Services and the rights and the obligations of the Parties under this Agreement shall continue until such time as LPL has effected an efficient and complete transition of the Services to LPL or another service provider, for a period of up to [**] unless otherwise mutually agreed; and
(b)    Without limiting Refinitiv’s obligations under Schedule H, Upon LPL’s written request at any time or upon termination or expiration of this Agreement as a whole or in part, Refinitiv shall promptly deliver to LPL, destroy or make illegible (with LPL’s prior written consent and in accordance with this Agreement), records, data, computer disks and tapes, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or tangible property of any type comprising or containing any LPL Data, and any and all copies and reproductions of any of such items in the possession or control of Refinitiv, (provided

Exhibit 10.2
that Refinitiv may retain a copy to the extent that the LPL Data resides on Refinitiv’s backup, disaster recovery or business continuity systems and is not generally accessible), except as required for Transition Services, compliance with Section 23 (Reports; Books and Records; Liens) and compliance with Law. For clarity, with respect to the termination or expiration of only certain Services, the foregoing obligations shall apply only as related to such Services, as the case may be. Any LPL Data retained by Refinitiv pursuant to this Section 15.6 for the purpose of providing Transition Services, compliance with Section 23 (Reports; Books and Records; Liens) and compliance with Law shall be used by Refinitiv solely for such purpose, and for as long as it remains in Refinitiv’s possession shall be maintained and used in accordance with the applicable provisions of this Agreement, including, without limitation, provisions governing confidentiality and data security and Schedule H.
15.7    Survival of Obligations. The rights and obligations of the Parties under the following provisions of this Agreement shall survive the termination or expiration of this Agreement: Section 15.5 (Additional Remedies), Section 15.6 (Effect of Termination), Section 15.7 (Survival of Obligations), Section 16 (Transition Services), Section 17 (Rights in Event of Bankruptcy), Section 18.4 (Fee Audits), Section 20 (Confidentiality), Section 22 (Proprietary Rights), Section 23 (Reports, Books and Records, Liens), Section 24 (Indemnification), Section 25 (Disclaimer of Warranties and Limitations of Liability), Section 26, (Use of the BETA Services), Section 29.3 (Uses, Dispute Escalation Process), Section 29.5 (Injunctive Relief), Section 29.6 ( Right to Seek Additional Remedies), Section 30 (Applicable Law, Venue and Severability), Section 33 (General).
15.8    Source Code Escrow.
(a)    Escrow Materials. If LPL desires that a copy of the Source Code (as defined below) be made available to it upon the occurrence of certain events and upon payment of the user Escrow Fee set out in Schedule A, Refinitiv shall deposit into escrow the Source Code for the BETA System (including the same for all updates, upgrades and deliverables) (the “Escrow Materials”). Upon a Release Event (as defined below), LPL shall have a non-exclusive and worldwide, irrevocable, perpetual license to use, copy, distribute, perform and prepare derivative works of the Escrow Materials, with the right to grant sublicenses to third parties to exercise such license, solely for the benefit of and on behalf of LPL and its Affiliates.
(b)    Release Events. Within [**] after the Effective Date of this Agreement, Refinitiv, LPL and U.S. Bank National Association (the “Escrow Agent”) shall enter into an escrow agreement substantially in the form of Schedule E attached hereto (the “Escrow Agreement”) that shall provide for the release of the Escrow Materials to LPL upon the occurrence of the following release conditions (each, a

Exhibit 10.2
“Release Event”) provided that Refinitiv does not have the right to terminate due to material breach by LPL under Section 15.2 (For Material Breach by LPL) above: (i) the commencement of an involuntary bankruptcy, insolvency, liquidation, dissolution of Refinitiv (or its successors or assigns) or similar proceedings or events which remain in place for more than sixty (60) days; (ii) the voluntary bankruptcy, liquidation, dissolution of Refinitiv (or its successors or assigns) or similar proceedings; or (iii) Refinitiv (or its successors or assigns) announces that it will (A) cease, or ceases, to conduct the business Refinitiv in the ordinary course for any reason; (B) cease, or ceases to provide support for the BETA System; or (C) sell or transfer the portion of the Refinitiv business that includes the assets related to the BETA System to a third party and such third party will cease or ceases to provide support for the BETA System.
(c)    Bankruptcy Code. All rights and interests granted to LPL hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property” within the meaning of Sections 101(35A) and 365 of the Bankruptcy Code. Refinitiv acknowledges that LPL, as a licensee of such rights and interests hereunder, will retain and may fully exercise all of its rights and interests under this Agreement and the Bankruptcy Code, and no subsequent sale or transfer of the intellectual property by Refinitiv, or by any successor in interest to Refinitiv, shall terminate or modify LPL’s rights and interests under this Agreement, whether LPL, or any successor in interest, receives notice of any such sale or transfer or objects to any such sale or transfer. Refinitiv further acknowledges that any Schedules are an “agreement supplementary to” this Agreement as such phrase is used in Section 365(n) of the Bankruptcy Code. The source code form of any Software embedded in or part of any Service shall be the “embodiment” of the intellectual property licensed to LPL under this Agreement (as that term is used in Section 365(n) of the Bankruptcy Code). In the event Refinitiv, or any successor in interest to Refinitiv, including a debtor-in-possession or trustee, rejects this Agreement under Section 365 of the Bankruptcy Code, LPL shall elect, and hereby does so elect prospectively, to retain its rights and interests to the intellectual property under this Agreement to the full extent permitted by Section 365(n) of the Bankruptcy Code, and hereby prospectively requests that Refinitiv and any successor in interest to Refinitiv, comply with the requirements of Section 365(n)(3) and (4) of the Bankruptcy Code. Refinitiv further acknowledges that, without in any way limiting Refinitiv’s obligations, LPL will be entitled to a complete duplicate of (and complete access to) any such intellectual property and all embodiments thereof upon written request by LPL (a) upon commencement of a bankruptcy or insolvency proceeding by or against Refinitiv, unless Refinitiv or its representative or trustee elects to continue to perform all of its obligations hereunder, or (b) if not delivered under clause (a) upon the rejection of this Agreement by or on behalf of Refinitiv. The Source Code as delivered by Refinitiv shall be deemed Confidential Information of Refinitiv under Section 20 of this Agreement and shall be subject to the provisions thereof.

Exhibit 10.2
(d)    Source Code Defined. For purposes hereof, “Source Code” shall mean Software written in human-readable programming languages including all written comments and procedural code, such as job control language statements, all scripts or programs for building or assembling the source code, scripts or programs for deploying the code resulting from the build process and any ancillary scripts or programs normally used to operate, administer, or monitor the resulting system, in each case in a form intelligible to trained programmers and capable of being translated into object code for operation on computer equipment through assembly or compiling, and accompanied by design and technical documentation of a level sufficient to enable a reasonably skilled computer programmer or analyst to understand, build, compile, operate, modify, maintain, enhance and support the Software without the aid of Refinitiv engineers or any other person or reference to any materials that have not been provided to LPL or that are not part of the public domain.
16.    Transition Services.
16.1    Transition Services. After notice of termination by either Party or non-renewal of this Agreement or at any time during the Term upon LPL’s request, Refinitiv cooperate with LPL in effecting an efficient and complete transition of the Services to LPL or another service provider. Such cooperation by Refinitiv will include transfer of any and all LPL Data, subject to Section 15.6 above, which shall include all records, files, information and procedures relating to the Services and reasonable opportunities to discuss the Services with appropriate employees of Refinitiv, and such other reasonable transition services as LPL shall request (collectively, the “Transition Services”). Refinitiv shall provide the Transition Services based on the rates set forth in Schedule A for resources required to provide the Transition Services. LPL shall pay the charges for de-conversion set forth on Schedule A and other fees for Transition Services as agreed by the Parties in writing. The Transition Services will be provided commencing upon notice of termination or non-renewal by LPL, as applicable, and shall continue to be provided by Refinitiv at LPL’s request until the completion of LPL’s conversion onto its own platform or a subsequent provider’s platform, provided, however, that LPL shall have the right to required Refinitiv to provide Transition Services for a minimum of [**] following either Party’s notice of termination or non-renewal of this Agreement. After the completion of the provision of the Transition Services by Refinitiv, Refinitiv shall, if requested and paid for by LPL, retain a copy of LPL’s and its Affiliates’ transaction data until such time as LPL sends a request for destruction of the same, provided that Refinitiv shall provide inquiry only services for the period after de-conversion. Upon the completion of such destruction, Refinitiv shall send LPL a written confirmation of the destruction of the LPL Data. In the event termination pursuant to Sections15.1 then reasonable Transition Services shall be provided by Refinitiv [**]. In the event of one or more terminations pursuant to

Exhibit 10.2
any of Sections 15.1 or 15.4(a)-(d), then the minimum required Charges set forth in Schedule A are waived by Refinitiv.
16.2    Specific Performance. Refinitiv acknowledges that if it were to breach, or threaten to breach, its obligation to provide LPL with Transition Services, then: (a) LPL may be irreparably harmed; (b) money damages may not be an adequate remedy; and (c) continued provision of the Services and, to the extent relevant, Transition Services may best preserve the status quo pending resolution of any disputes then pending. Accordingly, LPL may seek to enforce Refinitiv’s obligation to provide Transition Services and other material portions of the Services by a preliminary or permanent mandatory injunction, decree of specific performance or other appropriate equitable remedy. Refinitiv agrees to waive any requirement that LPL post a bond, or demonstrate irreparable harm, in the event that LPL brings an action seeking such an injunction.
17.    Rights in the event of Bankruptcy. In the event that Refinitiv files, or has filed against it, a petition under the federal Bankruptcy Code (11 U.S.C. Section 101 et. seq.), LPL shall have the following rights, in addition to all other rights under the Bankruptcy Code and any other applicable Law:
17.1    Refinitiv acknowledges and agrees, and agrees not to contest any assertion by LPL, that: (a) this Agreement is an executory contract as defined in the Bankruptcy Code (11 U.S.C. Section 101 et. seq.); (b) the Refinitiv Property and the Intellectual Property rights therein constitute “intellectual property” as defined in 11 U.S.C. Section 101(35A); and (c) LPL is entitled to all of the rights and protections with respect to the Refinitiv Property as intellectual property, as provided in 11 U.S.C. Section 365(n).
17.2    In the event that any Party seeks to reject this Agreement pursuant to 11 U.S.C. Section 365(a), unless LPL notifies Refinitiv in writing that LPL has elected to treat this Agreement as terminated in accordance with Section 15.3 above, Refinitiv hereby agrees, and further acknowledges that this Agreement shall constitute a written request to Refinitiv pursuant to 11 U.S.C. Section 365(n)(4): (a) to perform all of its obligations under this Agreement; and (b) to not interfere with the rights of LPL under this Agreement.
18.    Audits.
18.1    Applicability. During the Term, Refinitiv will participate in good faith and comply with the testing, reporting, audit and examination requirements, standards, protocols and guidelines set forth in this Agreement. Refinitiv shall provide any assistance reasonably requested by LPL or its designee in

Exhibit 10.2
conducting any such audit, which shall not include installing and operating audit software unless agreed upon by Refinitiv.
18.2    BETA Services and Security. During the Term, Refinitiv shall maintain commercially reasonable internal controls and processes commensurate with control processes maintained by service providers to the financial services industry of substantially similar size as Refinitiv with access to personal information and records of the type and scope to which Refinitiv has access under this Agreement, and such control processes shall conform to the requirements of this Agreement. During the Term, in addition to the third party audits required under the Agreement (collectively, “Audit Reports”), Refinitiv agrees to engage a third party in accordance with the terms of Schedule H (the “Third Party Auditor”), to conduct on-site audits of Refinitiv not more than one (1) time per year to verify Refinitiv’s compliance with its obligations set forth in this Agreement. During each calendar year, Refinitiv will cause to be conducted SSAE 18 SOC 1 Type 2, and SOC 2 Type 2 audits for BETA Systems production service location and Refinitiv’s BCP site by an independent public accounting firm (“Refinitiv Auditor”), and provide LPL with executive summaries of the resulting reports. Unless otherwise agreed by Refinitiv and LPL, each SOC 1, subject to the carve outs in Schedule H and SOC 2 audit shall be conducted with the objective of obtaining a final, unqualified audit opinion for the applicable audit period and, as such, Refinitiv shall promptly remediate any material weakness or deficiency revealed by any such audit. LPL and its external auditors will be provided executive summaries of relevant reports promptly, subject to the Refinitiv Auditor’s restricted use provisions contained within the reports, including any subsequent reports issued following Refinitiv’s remediation of material weaknesses or deficiencies, as soon as reasonably possible after the conclusion of such audit. LPL shall have the right to provide a copy of such reports to any applicable regulators and request confidential treatment; provided, however, that any such regulator’s refusal to agree to be bound by confidentiality terms shall not prevent such disclosure. Upon LPL’s written request, within thirty (30) days of the issuance of an Audit Report, Refinitiv will review the findings of such Audit Report with LPL. At LPL’s request, Refinitiv shall confirm in writing that there have been no changes in the relevant policies, procedures and internal controls since the completion of any such audit, or, as applicable, that material weaknesses or deficiencies have been remediated (i.e., through a representation letter provided by Refinitiv). SSAE18 shall mean the Statement on Standards for Attestation Engagements “Attestation Standards: Clarification and Recodification” issued by the AICPA Auditing Standards Board for reports dated after May 1, 2017. All audits shall be conducted during normal business hours and after reasonable notice to Refinitiv. If an audit conducted by the Third Party Auditor results in Refinitiv being

Exhibit 10.2
notified that it, its third-party providers, agents or permitted subcontractors are not in compliance with such requirements or this Agreement, Refinitiv shall, at its sole cost and expense, promptly take all necessary actions to bring itself into compliance, and shall promptly cause each of its agents, contractors and permitted subcontractors to take all necessary actions to bring themselves into compliance at its or their expense.
18.3    Confidentiality of Audits. Each Party agrees to hold confidential (in accordance with this Agreement) all information learned and determinations made in the course of any inspection or audit under this Section 19, except when it is necessary for a Party to reveal such information in order to enforce its rights under this Agreement and except when compelled by Laws.
18.4    Fee Audits. During the Term and for a period of twelve (12) months after the termination or expiration of this Agreement, Refinitiv shall retain complete and accurate records and supporting documentation sufficient to document Refinitiv’s performance of the Services and to support the invoices submitted by Refinitiv to LPL under this Agreement. Upon at least thirty (30) days prior written notice from LPL, Refinitiv shall provide LPL, or its agent bound by substantially similar confidentiality obligations as LPL (an “LPL Auditor”), with access to such reasonable financial records and supporting documentation as may be requested by LPL or its designated third party auditor so that they may audit the Services provided and the Fees charged to LPL hereunder to determine if such Fees are accurate and in accordance with this Agreement. No Fee audit shall go back further than to January 1 of the last full calendar year preceding the date of the audit or, in the case of an audit after the Term, to the date that is twelve (12) months preceding the last day of the Term. A Fee audit shall occur no more than once in any twelve (12) month period, and the final Fee audit shall occur within twelve (12) months of Refinitiv’s issuance of the final invoice following termination or expiration of this Agreement. If, as a result of such audit, an LPL Auditor reasonably determines that Refinitiv has overcharged LPL under this Agreement, LPL shall notify Refinitiv of the amount of such overcharge and Refinitiv shall promptly pay to LPL an amount equal to (a) the amount of the overcharge, (b) plus interest on the overpaid amount at the LIBOR rate or its replacement from the date of Refinitiv’s receipt of such payment, and (c) in the event such overcharge, netted against any undercharges on the same invoice or invoice period, was two and a half percent (2.5%) or more of the invoiced amount, the reasonable costs and expenses incurred by LPL in conducting such audit. If, as a result of such audit, LPL or its designated third-party auditor reasonably determines that Refinitiv has undercharged, netted against any overcharges on the same invoice or invoice period, LPL under this Agreement, LPL shall notify Refinitiv of such undercharge, and pay Refinitiv the amount of such net undercharge.

Exhibit 10.2
18.5    Operational Audits. In addition to any other audit rights under this Agreement, LPL has the right to, by itself or with the assistance of a third party who shall execute a reasonable non-disclosure agreement with Refinitiv substantially in Refinitiv’s standard form of non-disclosure agreement, upon thirty (30) days written notice to Refinitiv (unless required to provide shorter notice by a government authority or regulatory agency), once per year (unless required for regulatory reasons or as a result of in connection with Refinitiv’s actual or reasonably likely material breach of this Agreement), visit the Service Locations and/or any other location at which LPL Data is accessed, processed or stored by Refinitiv or its Service Providers and participate in a supervised review of Refinitiv’s processes during Refinitiv’s normal business hours not to exceed two (2) Business Days unless the Parties agree otherwise to: (a) review records maintained by Refinitiv related to the performance of the Services to confirm compliance with this Agreement, including financial and other records that are specifically related to the provision of the Services provided to LPL or Charges billed to LPL; (b) review the controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls and access controls) and the security and back-up practices and procedures; (c) review the integrity of data related to or concerning this Agreement and review the systems that process, store, support and transmit such data; (d) review the Refinitiv’s measurement, monitoring and management tools; and (e) support LPL and any Affiliate of LPL to meet applicable legal, regulatory and Refinitiv contractual requirements. LPL will reasonably limit disruption to Refinitiv’s business operations during such audit. The Parties shall conduct a planning session at least two (2) weeks in advance of the audit to the extent commercially practicable (unless a shorter period is required to prepare for an audit by a government authority or regulatory agency). Refinitiv shall be entitled to accompany LPL and its representatives while performing on-site audits. In connection with such audit, Refinitiv will grant LPL with access to Refinitiv’s policies and procedures. If any issues that materially adversely affect the Services, in LPL’s good faith determination, are found during any audit, Refinitiv shall work in good faith with LPL to provide a response plan (“Response Plan”) to LPL within thirty (30) days following the completion of such audit, and Refinitiv shall remediate each such issue in a timely manner in accordance with Refinitiv’s Response Plan. Without limiting any of the foregoing, with respect to an audit of items in part (a) above, LPL shall have the right to conduct such audit one time in any twelve (12)-month period (unless required for regulatory reasons or as a result of in connection with Refinitiv’s actual or reasonably likely material breach of this Agreement).
18.6    Certifications. Throughout the Term of this Agreement, Refinitiv shall provide to LPL at the request of and at no cost to LPL, copies of

Exhibit 10.2
Refinitiv’s, operational assessments questionnaires, reports of financial health, and any other documentation agreed upon by the Parties that reflects Refinitiv’s regulatory and financial standing and the status of Refinitiv’s controls for data processing. Unless prohibited by Applicable Law or contractual confidentiality obligations, Refinitiv shall promptly advise LPL of any material changes in Refinitiv’s ownership or control, including Refinitiv’s ownership or control of the BETA Services. Refinitiv will provide to LPL, promptly upon LPL’s written request, copies of any certifications LPL may reasonably request in connection with the Services, including any ISO certifications, to the extent Refinitiv holds such certifications in the ordinary course of its business.
18.7    Back-Up Documentation. In addition to LPL’s audit rights set forth herein and in the attachments hereto, as part of the Services, Refinitiv shall make available to LPL at or from Refinitiv’s location: (a) such back-up documentation and other relevant information available to Refinitiv as may be requested by LPL from time to time in order to verify the accuracy of the reports provided by Refinitiv; and (b) sufficient documentation and other information requested by LPL from time to time to verify that Refinitiv’s performance of the Services is in compliance with the Service Levels and this Agreement.
18.8    Regulatory Inspections. Unless prohibited by applicable Law, Refinitiv shall notify LPL promptly by telephone or by e-mail if any Governmental Audit Authority requests an inspection or makes written or oral inquiries of Refinitiv regarding any aspect of the Services, excluding routine Refinitiv inspections or inquiries. Unless otherwise required by applicable Law or law enforcement agency, Refinitiv shall not allow any Governmental Audit Authority to have access to any information relating to activities specific to LPL without giving LPL the right to have a representative present. Unless otherwise required by applicable Law, Refinitiv and LPL shall reasonably cooperate in resolving any concerns of any Governmental Audit Authority regarding any aspect of the Services.
18.9    Statement As To Compliance. To the extent LPL has a reasonable inquiry as to Refinitiv’s compliance with this Agreement, Refinitiv shall promptly respond to such inquiry.
19.    Representations and Warranties.
19.1    Power and Authority. Each Party represents and warrants to the other that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, on behalf of itself, its Affiliates and in the case of LPL the LPL Entities, and each SOW, and to perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement,

Exhibit 10.2
including each SOW, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate actions.
(a)    Refinitiv further represents and warrants to LPL that on a continuing basis during the Term: (i) Refinitiv is a company duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified and in good standing would have an adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder; (ii) Refinitiv is financially solvent and has the ability to perform its obligations hereunder; and (iii) Refinitiv has all necessary power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement.
(b)     LPL further represents and warrants to Refinitiv that on a continuing basis during the term LPL is a company duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified and in good standing would have an adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder including its rights to authorize Refinitiv to provide back office services for LPL Entities.
19.2    Title and Non-Infringement.
(a)    Refinitiv hereby represents and warrants to LPL that it: (i) is either the owner of, or authorized to use, all information and material used in connection with this Agreement, including, but not limited to the Refinitiv Property; (ii) has and at all times will have the full legal right to provide the Services and the Deliverables provided under this Agreement; (iii) is authorized to grant LPL all rights and licenses granted under this Agreement, including, all rights, title, interest and ownership in and to all Deliverables; (iv) there is no claim, litigation or proceeding pending or, to its knowledge, threatened against Refinitiv with respect to the Services or Deliverables or any component thereof, alleging infringement of any Intellectual Property rights or contractual license right of any person; and (v) to the best of Refinitiv’s knowledge, the Services and Deliverables shall be delivered to LPL free and clear of any claim of third party infringement of any Intellectual Property right.
(b)    LPL hereby represents and warrants to Refinitiv that it has and at all times will have the full legal right to provide the LPL Data provided under this Agreement to Refinitiv as contemplated herein, and LPL has no knowledge of any claim,

Exhibit 10.2
litigation or proceeding pending or threatened against LPL with respect to LPL Data, alleging infringement of any Intellectual Property right of any person.
19.3    Compliance with Laws. Refinitiv hereby represents and warrants to LPL that in performing its obligations and exercising its rights under this Agreement, (a) Refinitiv will comply (and shall require all of its Personnel providing Services hereunder or otherwise involved in Refinitiv’s performance under this Agreement to comply) and, subject to this Agreement, the Services shall comply, with all applicable Laws (and all changes in Laws) applicable to Refinitiv and the Services it provides hereunder, including the Foreign Corrupt Practices Act, the Gramm-Leach-Bliley Act, the Sarbanes Oxley Act, Regulation SP, M New York Cybersecurity Requirements for Financial Services Companies (23 NYCRR 500), , the California Consumer Privacy Act of 2018 and its successors, the US Patriot Act, the FCPA, Immigration Reform and Control Act of 1986 (“IRCA”), and other Laws relating to the employment or engagement of Personnel, employee tax withholding applicable to Personnel, and environmental and health and safety Laws; (b) Refinitiv shall, at no additional charge, promptly provide all assistance to LPL as reasonably necessary for LPL to respond to any regulatory inquiry or examination, or any LPL customer demand or request that is authorized by legislative or regulatory authority; and (c) Refinitiv will obtain, maintain and comply with all permits, licenses, authorizations, approvals and consents required in connection therewith.
19.4    No Bribery. Each Party represents and warrants to the other that it has not, and to such Party’s knowledge no Representative of such Party or any other person on such Party’s behalf has, in connection with any transaction concerning any goods or Services provided to LPL, offered or given anything of value to: (a) any official, member, employee or customer of a governmental entity, any political party or official thereof, or any candidate for political office; (b) any government-owned enterprise or member of the government; or (c) any other person, in such case while knowing or having reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government agency customer, government-owned enterprise, member of the government or candidate for political office for the purpose of, in violation of applicable Law: (i) influencing any action or decision of such person, in his official capacity, including a decision to fail to perform his official function; (ii) inducing such person to use his influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist such Party in obtaining or retaining business; (iii) securing any improper advantage; (iv) where such payment was contingent upon the award of a government contract to such Party; or (v) where such payment would constitute a bribe, kickback or illegal payment.

Exhibit 10.2
19.5    Personal Data. Refinitiv hereby represents and warrants that without LPL’s express, written consent, it shall not sell, assign, lease, or otherwise dispose to any third party, or share with any third party any LPL client, advisor, or employee Personal Information, except in connection with processing LPL Data or providing the BETA Services in accordance with this Agreement, or commercially exploit for itself or on any third party’s behalf, any LPL client, advisor, or employee Personal Information.
19.6    No Malicious Code.
(a)    Refinitiv hereby represents and warrants to LPL that to the best of Refintiv’s knowledge the Services and Deliverables (as such Services and Deliverables are made available to LPL by Refinitiv) do not contain, and Refinitiv will not knowingly insert, introduce or include, and Refinitiv shall use industry standard virus detection mechanisms to ensure that any third party will not insert, introduce or include, into the BETA Services or any Deliverable, any Refinitiv Malicious Code. The term “Refinitiv Malicious Code” means any lock, dongle, clock, timer, counter, hardware key, copy protection feature, replication device, “virus” or “worm,” as those terms are commonly used in the computer industry, or other software code, program code, programming instruction or set of instructions that may (i) lock, disable, or erase any software, programs, or data of LPL, its Affiliates, or its or their respective customers or suppliers; (ii) limit or prevent full use of the Services or any Deliverables as permitted under this Agreement (except for routine timeout and screen lock functions and similar features disclosed to LPL and included for standard security and operational purposes and that is not a self-help remedy); (iii) damage, harm or otherwise interfere with, interrupt or affect LPL’s servers, data processing hardware (including terminals, auxiliary storage, and communication and peripheral devices), or operations in any manner without the authorization, knowledge or approval of any actual or intended user, operator, administrator, publisher, licensor or licensee; or (iv) require action or intervention by Refinitiv or any other person to allow use of the Services or Deliverables as permitted under this Agreement. Notwithstanding the foregoing, LPL acknowledges and agrees that Refinitiv shall not have any liability for any Refinitiv Malicious Code that is introduced into the BETA System or BETA Services (A) by LPL or any third party outside of Refinitiv’s control; (B) via a network connection outside of Refinitiv’s control, or (C) after the Services are outside of Refinitiv’s control, provided that, in each of the foregoing (A) through (C), Refinitiv is not in breach of any obligations hereunder, including, without limitation, its obligations under Schedule H.
(b)    LPL hereby represents and warrants to Refinitiv that LPL shall not knowingly provide to Refinitiv data, software or tools to be used with the Beta System that contains and LPL will not intentionally, or through LPL’s gross negligence, insert any LPL Malicious Code. The term “LPL Malicious Code” means any lock, dongle, clock, timer, counter, hardware key, copy protection feature, replication device, “virus”

Exhibit 10.2
or “worm,” as those terms are commonly used in the computer industry, or other software code that may (A) lock, disable, or erase any software, programs, or data of Refinitiv, its Affiliates, or its or their respective customers or suppliers, (B) limit or prevent full use of the BETA Services in the ordinary course of Refinitiv’s business, (C) harm or otherwise interfere with Refinitiv’s servers or data processing hardware (including terminals, auxiliary storage, and communication and peripheral devices), or (D) require action or intervention by LPL or any other person to allow use of the BETA System in the ordinary course of Refinitiv’s business. Notwithstanding the foregoing, Refinitiv acknowledges and agrees that LPL shall not have any liability for LPL Malicious Code that is introduced into the BETA System or otherwise provided to Refinitiv (1) by Refinitiv or any third party outside of LPL’s control or (2) via a network connection outside of LPL’s control.
(c)    A Party that provides Malicious Code to the other Party shall as soon as practicable correct and resolve all errors or inaccuracies in the other Party’s services and systems to the extent caused by such Malicious Code, provided that the impacted Party promptly notifies the other Party of any such error, inaccuracy or damage.
19.7    Disaster Recovery and Business Continuity. With respect to its disaster recovery and business continuity program(s) (the “BC/DR Plan”), Refinitiv hereby represents and warrants to LPL that: (a) it has in place and shall maintain in place and invoke as necessary, at all times throughout the Term, a DR/BCP (i) designed to enable Refinitiv to provide the BETA Services in accordance with this Agreement, including achieving the recovery time objective(s) and recovery point objective(s) documented in the DR/BCP and (ii) that meets the requirements of Schedule D; (b) during the Term it shall test the operability and effectiveness of such plan at least once every twelve (12) months and each time there is a material change to the DR/BCP; (c) it shall revise such plan as necessary to ensure continued operability; and (d) LPL shall be permitted to participate in each such test and Refinitiv shall provide LPL with no less than thirty (30) days prior written notice of each such test.
(a)    Plan Summary. A summary of the BC/DR Plan is attached hereto as Schedule D-1. Refinitiv represents that such summary accurately describes Refinitiv’s BC/DR Plan as of the date hereof and that such BC/DR Plan addresses the Services to be provided under this Agreement and all of Refinitiv’s facilities, Equipment, Personnel and operations associated with the Services.
(b)    Changes to Refinitiv BC/DR Plan. Refinitiv shall not make any changes to its BC/DR Plan that, in Refinitiv’s reasonable judgment, would jeopardize Refinitiv’s ability to provide the Services to be provided hereunder in the event Refinitiv suffers a Disruption or Health Event. If Refinitiv otherwise makes any material changes to its BC/DR Plan, Refinitiv shall promptly notify LPL of such changes and provide LPL

Exhibit 10.2
with an updated summary of its BC/DR Plan. Notwithstanding the foregoing, Refinitiv agrees that it will not make any changes that may degrade or lessen the protections and procedures of the BC/DR Plan.
(c)    Disruptions and Health Events. Refinitiv’s BC/DR Plan shall address testing, control functions, accountability and corrective actions to be implemented in accordance with its terms, as necessary, in the event of either: (i) a short-term or long-term business disruption caused by an event such as (but in no way limited to) power outages; communication or data processing systems failure(s) or losses; hazards or destruction at a Refinitiv Service Location; work stoppage issues affecting Refinitiv or Personnel; natural disasters; adverse weather conditions; political events; or other unplanned events (a “Disruption”); or (ii) a pandemic or epidemic, quarantine or government health alert (a “Health Event”).
(d)    Resiliency. The BC/DRP shall provide, without limitation, for resilient means of transmitting and processing data and off-site back-up of critical data files, program information, software, documentation, forms and supplies. Short term disruptions must be protected through workarounds, redundancy, and network diversity.
(e)    LPL BC/DR Plan; Testing. Refinitiv shall cooperate with LPL in the development, implementation, execution, and reasonable testing of LPL’s own business continuity and disaster recovery plan with respect to the Services and will reasonably assist LPL in the execution of its business continuity testing in accordance with LPL’s timing requirements, which will be communicated to Refinitiv reasonably in advance. If Refinitiv provides electronic interchange of data with LPL, Refinitiv shall participate, if requested, in LPL data center exercises to validate recovery connectivity, which will also be communicated to Refinitiv as soon as reasonably possible, but not less than thirty (30) days in advance. Refinitiv shall continue to provide the Services to LPL in the event LPL activates its own business continuity and disaster recovery plan or moves to an interim site to conduct its business, including during tests of LPL’s contingency operations plans.
(f)    Invocation of BC/DR Plan. Refinitiv shall promptly notify LPL if Refinitiv invokes its BC/DR Plan with respect to any portion of the Services and shall coordinate with LPL and provide LPL with reasonable notice prior to returning to Refinitiv’s primary processing environment from Refinitiv’s disaster recovery environment. In the case of a Health Event, Refinitiv also shall contact LPL and secure its permission prior to sending any Personnel onto LPL Premises. Refinitiv shall comply with all federal and state government-imposed requirements regarding any Health Event.
19.8    No Litigation. Each of the Parties herby represents and warrants to the other that there is no proceeding pending or, to the knowledge of the Party making the representation and warranty, threatened which challenges or may

Exhibit 10.2
have a material adverse effect on the BETA Services or this Agreement or the transactions contemplated by this Agreement.
19.9    Performance of the BETA Services. Refinitiv hereby represents and warrants to LPL that: (a) the BETA Services shall be performed in a timely, professional and workmanlike manner, consistent with generally accepted industry practices and procedures applicable to such Services, using a sufficient number of staff who are properly educated, trained, skilled, experienced and qualified for the work they are to perform; and (b) the BETA Services will be provided and the BETA System will function (i) with the same or better features and functionality as those included in the BETA Services and BETA System on the Effective Date, and Refinitiv shall take no action that will degrade, diminish, or eliminate such features and functionality unless Refinitiv provides LPL with advanced written notice of any such action, an opportunity for the Parties to discuss the action in good faith through the governance process set forth in this Agreement and LPL agrees in writing to the action; (ii) at all times in accordance with the requirements and specifications set forth at https://www.betasyst.com/secure/BUC/, which shall not be materially modified or amended without prior written notice to LPL that is adequate for LPL to analyze the impact of such change on LPL’s use of the BETA Services and/or BETA System; and (iii) in accordance with the Documentation and the Performance Standards.
19.10    Deliverables. Refinitiv represents and warrants that any Deliverables delivered under this Agreement shall conform to the Applicable Specifications, shall have been or will be developed and provided in compliance with all Laws, and shall be free from all liens and encumbrances or other restrictions, except as otherwise set forth herein or as agreed by the Parties and set forth in an SOW.
19.11    Information and Physical Security.
(a)    Refinitiv represents and warrants to LPL that Refinitiv shall establish and maintain safeguards against the destruction, loss, or alteration of the LPL Data in the possession or control of Refinitiv and its agents that are (i) no less rigorous than those maintained by Refinitiv for its other customers’ information of a similar nature; and (ii) in compliance with the requirements of Schedule H. Without affecting any of Refinitiv’s obligations or interfering with Refinitiv’s ability to perform its obligations under this Agreement, LPL shall have the right, but not the obligation, to establish backup security for LPL Data and to keep backup LPL Data in its possession if it chooses. If LPL requests that Refinitiv create or provide any such alternative backups of LPL Data to LPL for maintenance on LPL or Refinitiv systems or equipment, LPL shall be responsible for all costs and expense of such alternatives. Refinitiv further

Exhibit 10.2
represents and warrants to LPL with respect to information and physical security as follows:
(1)    Refinitiv personnel, permitted contractors and agents shall not attempt to access, share, copy, or allow access to, any LPL Data, except as necessary for Refinitiv to provide the Services or as expressly permitted by this Agreement;
(2)    Refinitiv shall utilize and maintain technical, organizational, operational and systems security measures that are implemented to guard against the unauthorized access, alteration or destruction of LPL Data. Such measures shall include, without limitation, the use of software that: (1) requires all users to enter a user identification and password prior to gaining access to Refinitiv’s and its third party providers’ information systems; (2) controls and tracks the addition and deletion of users; and (3) controls and tracks user access to areas and features of the information systems;
(3)    Without limiting any other provisions of this Agreement, Refinitiv shall, as part of the Services, maintain and enforce, at all locations where services relating directly or indirectly to the Services are performed, safety and physical and computer system security procedures that are at least (1) equal to mutually agreed industry standards for such types of service locations and (2) as rigorous as those procedures in effect at such locations as of the Effective Date;
(4)    Refinitiv shall periodically test the software code and other aspects of the Services for potential areas where security could be breached on an annual basis. Refinitiv shall report to LPL promptly any breaches of security that impact LPL (including breaches of Refinitiv’s security processes);
(5)    If Refinitiv provides the BETA Services to LPL from a location that is shared with one or more third parties, Refinitiv shall develop a process, subject to LPL’s prior written approval, not to be unreasonably withheld, and maintain such process, to restrict access in any such shared environment to that portion dedicated to the BETA Services only to Refinitiv’s employees, or subcontractors or agents engaged in performing services for LPL directly relating to the BETA Services; and
(6)    Refinitiv shall perform periodic vulnerability assessments of the BETA Services (“Assessments”) in accordance with the terms of Schedule C. LPL shall have the right to discuss the executive

Exhibit 10.2
summaries provided of the results of such Assessments with the appropriate representatives of Refinitiv.
(b)    Without limiting the foregoing, Refinitiv shall (i) establish procedures to protect the security and confidentiality of all Confidential Information and Personal Information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to LPL, its Affiliates or their respective clients and customers; and (iv) otherwise comply with Privacy Laws applicable to Refinitiv.
19.12    Equal Opportunity Employer. Each Party represents that it provides equal employment opportunities for all individuals without regard to race, color, religion, national origin, sex, age, disability, sexual preference or other characteristics protected by Law.
20.    Confidentiality.
20.1    Confidentiality Obligation. Each Party that receives Confidential Information (in such capacity the “Receiving Party”) from or on behalf of the other Party or any of its Affiliates or their respective customers and clients (in such capacity the “Disclosing Party”) shall hold such Confidential Information of the Disclosing Party in strict confidence. The Receiving Party shall have the limited right to use the Confidential Information only for the purposes of fulfilling its commitments and obligations to the Disclosing Party under this Agreement and for no other purpose. Except as permitted in the foregoing sentence or by prior written consent of the Disclosing Party, the Receiving Party shall not use, disclose or distribute to any person, firm or entity any Confidential Information, individually or in the aggregate (including any Anonymized Data except as permitted in this Agreement), and shall not permit any person, firm or entity to use, disclose or distribute any Confidential Information; provided that the Receiving Party may disclose or distribute such Confidential Information to the following: (a) its officers, employees and directors who have a business need to know such Confidential Information; and (b) its attorneys, accountants, consultants, agents, independent contractors or professional advisors (the “Receiving Party Agents”) who (i) have a business need to know such Confidential Information; and (ii) are subject to fiduciary, professional or written obligations of confidentiality substantially similar to, and no less restrictive than, the obligations set forth herein. The Receiving Party shall be responsible for ensuring that the Receiving Party Agents comply with the terms of this Agreement and shall remain ultimately responsible for the use, disclosure or distribution of Confidential Information by the Receiving Party Agents. Any failure by the Receiving Party Agents to comply with the terms hereof shall

Exhibit 10.2
constitute a material breach of this Agreement by the Receiving Party. Except in connection with the purposes identified above, the Receiving Party shall not copy or otherwise reproduce, or permit to be copied or otherwise reproduced, all or any part of the Disclosing Party’s Confidential Information without the prior written consent of the Disclosing Party. The Receiving Party shall ensure that all Confidential Information disclosed to any Receiving Party Agent shall be marked as confidential or otherwise provided in a manner that clearly communicates the confidential nature of such information.
20.2    Confidential Information. As used in this Agreement, “Confidential Information” means all information that the Receiving Party receives from, or on behalf of, the Disclosing Party (or any of its Affiliates or their respective customers and clients) which is marked confidential or should reasonably be understood to be confidential because, without limitation, the disclosure of such information could result in competitive or other disadvantage to the Disclosing Party is private and confidential. Confidential Information includes, but is not limited to: (a) documents, records, communications, reports, forecasts, projections, product and service specifications, risk management strategies, regulatory matters and related strategies, litigation matters and related strategies, statistical models, formulae and algorithms, designs, pricing methods and policies, processes, methods of operation, techniques, arrangements, procedures, tools, strategic initiatives, insights or plans, business opportunities and strategies, proposals, creative plans and strategies, personnel information, policies, trade secrets, ideas, concepts, know-how, intangible rights, inventions, research and development, source code, systems, architecture, computer programs and database technologies, proprietary programs or initiatives, and such other trade secrets or information as may be supplied by or on behalf of a Disclosing Party and which is not generally ascertainable from public or published information; (b) information belonging or relating to the Disclosing’s clients, clients’ customers, service providers, consultants and other business relationships, including the existence or status of, and any non-public information concerning, arrangements between the Disclosing Party and its vendors; (c) non-public business, operational or financial results and projections, product development initiatives, trade secrets, business methods or processes, expansion plans and revenue and expense information; and (d) information which a reasonable person should know is confidential. In addition, the term “Confidential Information” shall be deemed to include: (i) any notes, analyses, compilations, abstracts, studies, interpretations, memoranda or other documents prepared by or on behalf of the Disclosing Party that contain, reflect or are based upon, in whole or in part, any Confidential Information; (ii) the fact that Confidential Information has been made available to the Receiving Party; and

Exhibit 10.2
(iii) the existence or status of, and any information concerning any project or this Agreement.
20.3    Exceptions. Confidential Information shall not include any information that the Receiving Party can demonstrate (a) is or becomes in the public domain or is or becomes generally known to the public through no fault or breach of confidentiality by such Receiving Party; (b) was known by the Receiving Party prior to its disclosure by the Disclosing Party and was not obtained in such circumstances subject to a requirement of confidentiality; (c) was developed independently of, and without the use of or access to, any Confidential Information exchanged pursuant to this Agreement; or (d) is received by Receiving Party in good faith and without restriction from a third party having the right to make such disclosure and not under a confidentiality obligation to Disclosing Party and which third party rightfully, to Receiving Party’s knowledge, acquired such information. The foregoing exceptions shall not apply to any non-public Personal Information. For the avoidance of doubt, LPL shall be permitted to disclose to third that it is a client of Refinitiv and is authorized to use the Services
20.4    Required Disclosures. Despite the obligations of this Section 20, the Receiving Party may disclose the Confidential Information of the Disclosing Party to the limited extent such Confidential Information is required to be disclosed by the Receiving Party by Law or pursuant to an order of any court or administrative body; provided that the Receiving Party shall (a) provide the Disclosing Party with prompt notice of such request or order, including copies of subpoenas or orders requesting such Confidential Information to the extent it is legally permitted to do so; (b) cooperate reasonably with the Disclosing Party at Disclosing Party’s cost and expense, in resisting the disclosure of such Confidential Information via a protective order or other appropriate legal action; and (c) shall not make disclosure pursuant thereto until the Disclosing Party has had a reasonable opportunity to resist such disclosure, unless the Receiving Party is ordered otherwise. Disclosure of any of LPL Confidential Information under the circumstances described in the preceding sentence shall not be deemed to render such ~~s~~LPL Confidential Information as non-confidential, and Refinitiv’s obligations with respect to such LPL Confidential Information shall not be changed or lessened by virtue of any such disclosure If such Confidential Information is required to be provided to a regulatory body, LPL shall request confidential treatment.
20.5    Ownership. All Confidential Information shall be and remain the sole and exclusive property of the Disclosing Party or its employees, suppliers or customers, as the case may be. Except as otherwise set forth in this Agreement, neither Party acquires any right, license or other interest or title in or to the

Exhibit 10.2
Disclosing Party’s Confidential Information, including any rights to create Derivative Works of any Confidential Information, under this Agreement, except the limited right to use such Confidential Information in accordance with this Agreement. Except as expressly provided herein, LPL Confidential Information shall not be (a) used by Refinitiv other than as necessary for Refinitiv’s performance of its obligations under this Agreement, including for testing of new enhancements and new releases of the BETA Services before the same are provided to LPL, and provided that Refinitiv uses only Masked Data versions of such LPL Confidential Information for such testing purposes, (b) disclosed, sold, assigned, leased or otherwise provided to or used for the benefit of any third party by Refinitiv, or (c) commercially exploited by or on behalf of Refinitiv.
20.6    Unauthorized Disclosure. The Receiving Party shall (a) promptly notify the Disclosing Party if the Receiving Party discovers or is notified of an unauthorized disclosure or release of, or access to, the Disclosing Party’s Confidential Information (each, an “Unauthorized Disclosure”) to or by any person obtaining or reasonably believed to have obtained such Confidential Information, or access to such Confidential Information, from or through the Receiving Party, (b) reasonably assist the Disclosing Party in any action taken against the person(s) responsible for such Unauthorized Disclosure; and (c) take immediate corrective action to cease the existing Unauthorized Disclosure and prevent any other or future Unauthorized Disclosures.
20.7    Return of Confidential Information. Upon written request by the Disclosing Party at any time, the Receiving Party shall (a) turn over to the Disclosing Party all Confidential Information, all documents or media containing the Confidential Information, and any and all copies or extracts thereof, or (b) destroy the Confidential Information, and any and all copies or extracts thereof, and provide the Disclosing Party with written certification of such destruction signed by an authorized representative of the Receiving Party. Notwithstanding the foregoing, each Party acknowledges that the Receiving Party shall not be required to comply with the foregoing to the extent that (i) the Confidential Information resides on the Receiving Party’s backup, disaster recovery or business continuity systems, (ii) the Receiving Party is obligated by applicable Law or industry or governmental regulations to retain such Confidential Information, or (iii) the Receiving Party is required to retain such Confidential Information under Schedule H. In addition, upon termination or expiration of this Agreement, Refinitiv shall (A) with no less than thirty (30) days prior written notice to LPL, shred all documents containing LPL Data prior to disposal and (B) destroy all copies of the LPL Data and certify in writing to LPL that has complied with the requirements contained herein; provided, however, that Refinitiv shall not be required to destroy Confidential Information that Refinitiv is required to maintain as a (1) matter of Law, (2) to perform Transition

Exhibit 10.2
Activities, or (3) resides on its backup, disaster recovery, or business continuity systems so long as Refinitiv renders such information useless or inaccessible. All retained Confidential Information by Refinitiv shall continue to be treated as Confidential Information. If LPL Confidential Information cannot be erased from all forms of magnetic and electronic media, Refinitiv will use its commercially reasonable efforts to ensure that it cannot be recovered or accessed. Refinitiv shall at such time provide LPL with a certificate signed by an officer of Refinitiv certifying that all LPL Confidential Information has been returned to LPL or destroyed in accordance with the requirements set forth in this Agreement. Refinitiv shall state in writing the method of data destruction and the date completed. Notwithstanding the foregoing, Refinitiv will be permitted to retain LPL Confidential Information if such retention is strictly necessary to meet Refinitiv’s legal compliance obligations, is done pursuant to Refinitiv’s fully implemented and documented records management program, and is limited to the minimum LPL Confidential Information and minimum retention period needed to meet these obligations.
20.8    Trademarks, Trade Names, and Publicity. Neither Party shall use the other Party’s name, service marks or trademarks, or refer to or identify the other Party in any advertising, publicity releases (including references on any customer lists, or posting on web-sites), or promotional or marketing correspondence to others without the other Party’s prior written consent; provided, however, that a Party may announce this transaction in its public filings if required to do so by any Laws, and LPL may inform its advisors of the transaction contemplated hereby. To the extent it is legally permitted to do so, LPL shall (a) give Refinitiv prior written notice before it discloses this Agreement or any part thereof with any government agency, (b) seek confidential treatment for the entire Agreement and (c) redact all pricing information, security information and other relevant information reasonably requested by Refinitiv. Without the prior written consent of LPL, Refinitiv will not disclose, advertise or publish or permit the disclosure, advertisement or publication of the fact that Refinitiv has furnished or contracted to furnish to LPL any of the Services. Under no circumstances will LPL be required to provide any endorsements or recommendations of any kind to Refinitiv or any Party as it pertains to the Services, this Agreement or otherwise. LPL shall, in accordance with its corporate policy, consider in good faith, on a case by case basis and subject to being provided with sufficient notice, any reasonable request from Refinitiv to engage in any activity that would violate this Section 20.8.
20.9    Additional Remedies. The Receiving Party acknowledges and agrees that due to the unique nature of the Confidential Information there may be no adequate remedy at law for a breach by the Receiving Party of its obligations under this Section 20 and that such breach may cause irreparable harm to the

Exhibit 10.2
Disclosing Party. Therefore, notwithstanding Section 29 hereof, upon any such breach or any threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief in addition to whatever remedies it may have at law. and shall be entitled immediately to enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee or other security, and any other form of equitable relief. This provision is not a waiver of any other rights or remedies which the Disclosing Party may have under this Agreement, including the right to recover money damages.
20.10    Collection and Use of Personal Information. Other than as expressly permitted in this Agreement, Refinitiv shall not collect, use, transfer, transmit, store or otherwise process (collectively, “Process”) Personal Information, individually or in the aggregate, outside of the United States without the prior written consent of LPL. Refinitiv shall, upon written request by LPL and at mutually agreeable times and locations, meet with LPL to discuss Refinitiv’s compliance with its obligations under Laws applicable to Refinitiv with regard to Processing, exporting or disclosing to any third party any Personal Information.
20.11    Compromises and Breaches; Obligations.
(a)    Refinitiv shall advise LPL promptly, in no event later than seventy-two (72) hours after such discovery, if it knows or reasonably believes that actual disclosure or improper use of LPL’s Confidential Information has occurred contrary to this Agreement, and without waiting for the conclusion of any internal investigation of such event. In the event Refinitiv knows or reasonably believes there is a compromise or breach of any Services Infrastructure that contains Personal Information, LPL Data or any other Confidential Information, Refinitiv shall notify LPL in writing by email to security.mailbox@lpl.com of such breach (but in any event no later than seventy-two (72) hours after such discovery) and without waiting for the conclusion of any internal investigation of such event. Refinitiv will promptly investigate and undertake at Refinitiv’s sole cost and expense any and all required and/or appropriate remediation efforts, including by promptly taking all measures to minimize the effect of such loss, unauthorized or inadvertent use, disclosure or access and to prevent its recurrence.
(b)    Refinitiv shall not knowingly allow any security incident or compromise to persist for any amount of time in order to determine the identity of the perpetrator or for any other reason, except as required by Law, as requested by a law enforcement agency or as deemed necessary by Refinitiv to stop the security incident or compromise or prevent further compromise. In addition to any other right of LPL at law or in equity, including termination under Section 15 hereof (Termination), and in addition

Exhibit 10.2
to any other related obligations of Refinitiv hereunder: (i) Refinitiv shall reasonably cooperate with LPL to resolve any data privacy or security issues involving such Personal Information, and cooperate with LPL in LPL’s preparation and delivery of any notifications to individuals or entities affected by such incident; (ii) except to the extent prohibited by applicable Law, Refinitiv shall promptly provide LPL applicable relevant and available information regarding such incident as reasonably requested by LPL, including but not limited to a description of the incident, the type of data that was the subject of the incident, any remedial steps taken (or planned to be taken) and any other information that LPL may require in order to meet its obligations with respect to Personal Information as imposed by applicable Law; and (iii) comply with any other obligations imposed by applicable Law as a result of such incident. Refinitiv acknowledges and agrees that: (A) LPL shall have the right to determine, in its sole discretion, when notice is appropriate under the circumstances of a particular event; (B) LPL shall prepare such notice, or have another party prepare such notice on its behalf; and (C) LPL shall have sole control over the content of each such notice. As between Refinitiv and LPL, to the extent that any such incident results from a breach by Refinitiv of its obligations hereunder or in a SOW, Schedule or Appendix, Refinitiv shall pay all costs and expenses and reimburse LPL for all reasonable costs and expenses associated with any incident, breach or compromise, including but not limited to costs and expenses relating to: (1) preparing and providing any notification to the individuals or entities affected by the incident and/or any governmental agency or regulatory body as determined in LPL’s reasonable judgment applying the same procedures and processes in all material respects as it uses to make such determination in substantially similar situations; and (2) reasonable investigation and other related services (including forensics, counsel, crisis management, call center, and identity theft protection services, such as, but not limited to credit monitoring (as elected by individuals affected by the security breach)). The Parties acknowledge and agree that the Losses described in subsections (1) and (2) of the foregoing sentence shall be deemed direct Losses under this Agreement.
(c)    Compliance with Privacy Policy. In addition to any other obligation of Refinitiv hereunder, Refinitiv shall comply with its own privacy policy applicable to the Services provided by Refinitiv under this Agreement. The privacy policy at www.refinitiv.com or any successor URL is and will remain the most up to date version of the Refinitiv privacy policy.
(d)    Notification of Threat of Identity Theft. If, in the course of performing Services hereunder, any Refinitiv Key Personnel has actual knowledge of indicators of potential identity theft (e.g., identity theft red flags under the FTC Red Flags Rule or SEC Regulation S-ID) concerning an employee, individual shareholder or customer, or other person to whom such Services relate, Refinitiv shall promptly, unless prohibited by Law or law enforcement agency, notify LPL in writing of such situation.
21.    Use of Third Party Market Data.

Exhibit 10.2
21.1    Refinitiv acknowledges that LPL Data includes information, including security and market data (the “Third Party Market Data”) licensed to LPL by third party providers (“Market Data Providers”). Refinitiv acknowledges and agrees that the receipt and use of the Third Party Market Data by Refinitiv hereunder is subject to certain other terms and conditions required by the applicable Market Data Providers and Refinitiv hereby agrees to comply with any conditions, restrictions or limitations imposed by any such Market Data Providers. As such, Refinitiv shall be liable and responsible for any actions or omissions, including any unauthorized or inadvertent receipt, use or misuse of Third Party Market Data, by it and its personnel in violation of the terms herein. Without limiting the foregoing, Refinitiv and its personnel shall only use the Third Party Market Data on behalf of LPL as necessary to provide the Services under this Agreement and for no other purpose whatsoever.
21.2    Restrictions. Restrictions imposed by Refinitiv’s Market Data Providers are set forth at https://www.refinitiv.com/en/policies/third-party-provider-terms.
22.    Proprietary Rights.
22.1    Pre-existing IP. LPL and Refinitiv shall each retain exclusive ownership of all right, title and interest in and to their respective pre-existing Intellectual Property, including, but not limited to, their respective business methods and processes, workflows, Software, documentation, ideas, procedures, know-how, methods, as well as any improvements, enhancements and Derivative Works of such Intellectual Property and all related Intellectual Property rights and their respective Confidential Information (collectively referred to as “Pre-existing IP”). Except for the rights expressly granted by a Party to the other Party in this Agreement, neither LPL nor Refinitiv grants, assigns or in any way transfers any right, entitlement, privilege, permission, claim, title, ownership or interest in any Pre-existing IP, either implicitly or explicitly, by operation of law or otherwise. Refinitiv hereby grants to LPL and its Affiliates an irrevocable, unrestricted, non-exclusive, paid-up, perpetual, worldwide, transferable license to use, duplicate, modify, sublicense, distribute, and display any Refinitiv Pre-existing IP as necessary solely in connection with its use of the Services and Deliverables granted hereunder.
22.2    Refinitiv’s Ownership. As between Refinitiv and LPL, Refinitiv is and shall remain the sole and exclusive owner of all Refinitiv Property. Except for the rights and licenses expressly set forth in this Agreement, no other right is granted, no other use is permitted and all other rights are expressly reserved by Refinitiv.

Exhibit 10.2
22.3    LPL’s Ownership. As between Refinitiv and LPL, LPL is and shall remain the sole and exclusive owner of all LPL Property. Except for the rights and licenses expressly set forth in this Agreement, no other right is granted, no other use is permitted and all other rights are expressly reserved by LPL.
22.4    Ownership of Deliverables. Unless otherwise expressly stated in a Statement of Work, all rights, including all Intellectual Property rights, title and interest in and to all Deliverables and all technology and materials contained therein other than LPL Property shall be owned solely and exclusively by Refinitiv, and LPL shall have the right to use such Deliverables as part of the BETA Services pursuant to its license rights as set forth herein.
22.5    LPL Marks. LPL hereby grants Refinitiv a worldwide, non-exclusive license to access and use LPL Marks during the Term solely for providing the Services and delivering the Deliverables hereunder. Refinitiv will be responsible for assuring that all Refinitiv Personnel are fully familiar with and abide by LPL’s rules and guidelines governing the usage of LPL Marks. Refinitiv recognizes the validity of LPL Marks, and the ownership thereof by LPL, and will not at any time take any action nor fail to act, the result of which would either: (a) contest, impair or jeopardize in any way any of LPL’s right, title and interest in and to LPL Marks or cause the validity or enforceability of LPL Marks or LPL’s ownership thereof to be called into question or (b) invalidate or impair LPL Marks or tarnish, disparage, degrade, dilute or injure LPL Marks (or the goodwill associated therewith) or the reputation of LPL or any of its Affiliates. Except for the limited license rights granted in this Agreement in connection with and solely in furtherance of the performance of the Services, the Refinitiv will not acquire any right, title or interest in or to LPL Marks, nor will it be deemed to have made any usage of the same which may accord any such rights by the performance of obligations under this Agreement.
22.6    LPL Feedback. In connection with the activities under this Agreement, LPL may from time to time provide Feedback to Refinitiv. Notwithstanding any provision in this Agreement to the contrary, all Feedback is LPL Property. LPL hereby grants Refinitiv a perpetual, non-exclusive, worldwide, royalty-free right and license to use, copy, and display, modify, and create Derivative Works of such Feedback for all commercial purposes. For avoidance of doubt, Feedback will not include any of LPL’s Confidential Information and Refinitiv agrees not to identify or designate LPL as the source of such Feedback. Feedback is provided “AS IS” without warranty of any kind and LPL hereby disclaims all warranties with respect to the Feedback, including, without limitation, all implied warranties of non-infringement, merchantability and fitness for any particular purpose. For avoidance of doubt, all specifications

Exhibit 10.2
and requirements provided by LPL, including without limitation those included in a SOW, are LPL’s Confidential Information. LPL grants Refinitiv a non-exclusive license to use specifications and requirements provided by LPL for purposes of providing the Services to LPL.
23.    Reports; Books and Records; Liens.
23.1    Reports. Without limiting Refinitiv’s obligations under the Agreement, during the Term:
(a)    Refinitiv shall provide LPL with all reports produced by the BETA Services as identified in or through the BETAHost online documentation site located at www.betasys.com/secure/userdoc/, as well as any other reports made available by Refinitiv to LPL historically or upon LPL’s request. Refinitiv shall not cease to make available any such reports without LPL’s consent, and Refinitiv shall deliver such reports as requested.
(b)    LPL may identify and reasonably request additional reports to be generated by Refinitiv and delivered to LPL on an ad hoc or periodic basis.
23.2    Books and Records. Refinitiv will provide information so that LPL can maintain its books and records and will retain such information in accordance with Section 14 of Schedule H.
23.3    Destruction of Records. Refinitiv shall purge all Records only after the end of the Retention Period applicable to such Records and will perform such purge in a secure manner and in accordance with the terms of Schedule H and Schedule I (Summary of Refinitiv’s Record Retention Policy) attached hereto.
23.4    Delivery of Records. Upon LPL’s written request, Refinitiv shall provide to LPL, or if directed by LPL in writing, to a government authority or regulatory agency, copies of LPL Records, within a reasonable time period requested by LPL in writing. Unless such LPL Records are a part of any Service for which applicable fees apply, Refinitiv shall be entitled to bill LPL for such services at Refinitiv’s then-current rate for comparable services; provided, however, that Refinitiv shall not be entitled to any fees or expenses which were not pre-approved by LPL in writing.
23.5    Discovery Requests. Refinitiv shall reasonably cooperate with any legal discovery requests made by LPL in writing. Refinitiv shall be entitled to bill LPL for such services, as they pertain to third party claims made only against LPL, at Refinitiv’s then-current rate for comparable services; provided,

Exhibit 10.2
however, that Refinitiv shall not be entitled to any Charges or expenses which were not pre-approved by LPL in writing.
23.6    No Limitations. The provisions of this Section 23 shall in no way qualify or limit Refinitiv’s covenants and obligations under Schedule I (Summary of Refinitiv’s Record Retention Policy) attached hereto and made a part hereof.
24.    Indemnification.
24.1    Obligation to Defend and Indemnify. Refinitiv shall defend the LPL Indemnitees from and against any and all claims, demands, investigations, and causes of action by third parties, threatened or actual (each, a “Claim”) to the extent any such Claim is based on, arises from or relates to: (i) any allegation that any of the BETA System, Deliverables or Services, or any LPL Indemnitee’s possession or use of the same in accordance with the terms of this Agreement, infringes or misappropriates any Intellectual Property right of any third party; (ii) any bodily injury (including death) or damage to or loss of any tangible personal or real property caused by the actions or omissions of Refinitiv, its Affiliates, any Refinitiv contractor or agent, or any of their respective directors, officers, employees, agents, contractors, successors, or assigns; (iii) any allegation that any of Refinitiv’s personnel is an employee of LPL by virtue of performing any Services under this Agreement or otherwise; (iv) any expenses, including any taxes, which were the responsibility of Refinitiv hereunder; and (v) any gross negligence, willful misconduct or actual fraud of Refinitiv or Refinitiv Personnel in the performance of this Agreemen. In addition, Refinitiv shall indemnify and hold each LPL Indemnitee harmless from and against any and all Losses incurred or suffered by any such LPL Indemnitee in connection with any Claim. Notwithstanding the foregoing, Refinitiv shall not be liable nor have any obligation to indemnify the LPL Indemnitees to the extent such Claims were caused by LPL’s breach of this Agreement.
24.2    Additional Remedy. If LPL is enjoined or otherwise prohibited, or is reasonably likely in the opinion of LPL’s counsel to be enjoined or otherwise prohibited, from using any of the BETA System, Deliverables or Services or any portion thereof, based on a Claim covered by Refinitiv’s indemnification obligations, then Refinitiv shall, at its sole expense and option, and in addition to fulfilling its obligations to defend and indemnify hereunder, (i) obtain for LPL the right to use the applicable portion(s) of the BETA System, Deliverable or affected Services (as applicable); (ii) modify the applicable portion(s) of the BETA System, Deliverable or affected Services so as to render them non-infringing without substantially diminishing or impairing their functionality; (iii) replace the applicable portion of the BETA System,

Exhibit 10.2
Deliverable or affected Services with non-infringing replacement items of substantially similar functionality; or, but only after using commercially reasonable efforts to effect a solution under clauses (i), (ii) and (iii) above, (iv) promptly refund to LPL an equitable amount paid by LPL for the BETA System, Deliverables or affected Services.
24.3    Indemnification Procedure. In the event of a Claim for which an LPL Indemnitee seeks indemnification hereunder, the LPL Indemnitee shall promptly notify Refinitiv in writing of any such Claim and forward all related documents received with the Claim to Refinitiv. Refinitiv shall have sole control of the defense of any Claim, except that:
(a)    the LPL Indemnitees reserve the right to be represented by counsel, and the LPL Indemnitees and their counsel shall have the right to participate in the defense or settlement of any Claim. Such representation shall be at the expense of the LPL Indemnitees.
(b)    Refinitiv shall not agree to any settlement of any Claim without Refinitiv first obtaining LPL’s prior written consent, which consent shall not be unreasonably withheld or delayed, if such settlement: (i) imposes restrictions or liability on any LPL Indemnitee; (ii) requires any action by any LPL Indemnitee; or (iii) in LPL’s’ reasonable opinion, may have an adverse effect on an LPL Indemnitee’s reputation.
24.4    No Limitation. The foregoing indemnities will not be limited in any manner whatsoever by any required or other insurance coverage maintained by Refinitiv.
25.    Disclaimer of Warranties and Limitations of Liability.
25.1    Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND HEREBY EXPRESSLY DENIES, REJECTS AND DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. IN PARTICULAR, REFINITIV DOES NOT WARRANT THE RESULTS OF THE USE OF THE BETA SERVICES, THAT OPERATION OF THE BETA SYSTEM SHALL BE UNINTERRUPTED, THAT ANY OR ALL FAILURES, DEFECTS OR ERRORS WILL BE CORRECTED OR THAT THE FUNCTIONS CONTAINED IN THE BETA SERVICES WILL OPERATE IN THE ENVIRONMENT SELECTED BY LPL. EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES

Exhibit 10.2
THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.
25.2    Limitation of Liability. EXCEPT IN THE CASE OF (A) LOSSES ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD IN A PARTY’S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, (B) FULFILLMENT OF A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, (C) LOSSES ARISING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OR DATA PRIVACY AND SECURITY OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING THOSE CONTAINED IN SCHEDULE H); OR (D) LOSSES ARISING FROM A PARTY’S VIOLATION OF APPLICABLE LAW, THE MAXIMUM AGGREGATE LIABILITY OF EACH PARTY TO THE OTHER FOR LOSSES RESULTING FROM ALL CLAIMS OR CAUSES OF ACTION ACCRUING FROM THE EFFECTIVE DATE AND THROUGHOUT THE TERM SHALL BE SUBJECT TO A CAP EQUAL TO [**]. FOR A BREACH OF CONFIDENTIALITY OR DATA PRIVACY AND SECURITY OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING THOSE CONTAINED IN SCHEDULE H) THE MAXIMUM AGGREGATE LIABILITY OF EACH PARTY SHALL BE [**]. EXCEPT IN THE CASE OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD IN A PERFORMANCE OF ITS OBLIGATIONS UNDER THE AGREEMENT, OR FULFILLMENT OF A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER REFINITIV NOR LPL SHALL BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES WHICH EITHER PARTY MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT OR UTILIZING THE BETA SYSTEM, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER IN AN ACTION IN CONTRACT, TORT, STRICT LIABILITY OR NEGLIGENCE, OR OTHER ACTIONS.
26.    Use of the BETA Services.
26.1    General. LPL acknowledges that the software systems utilized by Refinitiv hereunder, including all enhancements thereto, and all screens and formats used in connection therewith, are the exclusive proprietary property of Refinitiv, and except as expressly permitted by this Agreement, LPL shall not publish, disclose, display, provide access to or otherwise make available any of the Refinitiv systems’ software or products thereof, or any screens, formats, reports or printouts used, provided, produced or supplied from or in connection therewith, to any person or entity other than an employee of LPL without the

Exhibit 10.2
prior written consent of, and on terms acceptable to, Refinitiv, which consent shall not be unreasonably withheld; provided, however, that LPL may disclose to a governmental or regulatory agency or to customers of LPL any information expressly prepared and acknowledged in writing by Refinitiv as having been prepared for disclosure to such governmental or regulatory agency or to such customers. For so long as Refinitiv provides the BETA Services for LPL, all methods of data access to, or interactive or batch file transfer of, data on BETA System’s mainframe computer must be authorized by Refinitiv, and any unauthorized interactive or batch file transfer of data on BETA System’s mainframe computer via a program automated workstation or computer is explicitly prohibited.
26.2    Unauthorized Disclosure. The obligations of this Section 26 shall survive termination of this Agreement. LPL understands that the unauthorized publication or disclosure of any of Refinitiv’s software or copies thereof, or the unauthorized use of the BETA Services would cause irreparable harm to Refinitiv for which there is no adequate remedy at law. LPL therefore agrees that in the event of such Unauthorized Disclosure or use, Refinitiv may, at its discretion, seek to obtain immediate injunctive relief in a court of competent jurisdiction, or take such other steps as it deems necessary to protect its rights. If Refinitiv, in its reasonable, good faith judgment, determines that there is a material risk of such Unauthorized Disclosure or use, it may demand immediate assurances, satisfactory to Refinitiv, that there will be no such Unauthorized Disclosure or use. The rights of Refinitiv hereunder are in addition to any other remedies provided by Law.
27.    Insurance Coverages. Refinitiv will, at its own cost and expense, obtain and maintain in full force and effect, with financially sound and reputable insurers having A.M. Best ratings of at least A (VII) or better, liability insurance to cover Refinitiv’s obligations under this Agreement.
27.1    Upon execution of this Agreement Refinitiv will provide LPL with certificates of insurance evidencing the following coverages and minimum amounts with such insurers:

COVERAGE	MINIMUM LIMITS OF LIABILITY
Workers’ Compensation & Employers Liability Insurance (as required by the state):

Exhibit 10.2

Workers’ Compensation: Employers Liability: a. Bodily Injury by accident b. Bodily injury by disease	Statutory Limits $100,000 each accident $100,000 each employee $500,000 policy limit
Commercial General Liability Insurance (Primary & Umbrella) or Equivalent:
Commercial General Liability Insurance including:
a.    Bodily Injury
b.    Broad Form Property Damage
c.    Contractual Liability
d.    Complete Operations (2 years after substantial completion of entirety of project)
$1,000,000 per occurrence $2,000,000 aggregate
Comprehensive Automobile Liability Insurance:
To include non-owned, hired or rented vehicles as well as owned vehicles: a. Bodily Injury b. Property Damage	$1,000,000/CSL per person $1,000,000 for each accident/$2,000,000 aggregate
Umbrella/Excess Liability Insurance:
Excess/Umbrella Coverage providing additional limits for Comprehensive Automobile liability, Employer’s Liability, and Commercial General Liability Insurance Coverages	$2,000,000 as minimum limits of liability
Other:
Fire or Extended Coverage Insurance on Equipment, tools and materials owned or rented by Refinitiv	Amount to be determined by Refinitiv as necessary to protect against loss.
Cybersecurity Insurance:
Cybersecurity Insurance Coverage for losses from cyber incidents, including data breaches, business interruption and network damage	$5,000,000 per occurrence. $10,000,000 aggregate.

All insurance shall be primary and not contributing with any insurance coverage maintained by or its Affiliates.

Exhibit 10.2
27.2    Insurance Policies. Refinitiv will receive thirty (30) days’ advance written notice in the event of a cancellation or material change in Refinitiv’s insurance policy. Any insurance policy: (a) shall not be modified, altered or canceled without thirty (30) days’ prior written notice to LPL and (b) shall be primary and not contributing with any insurance coverage maintained by LPL. When any insurance policy is renewed or replaced, the policy retroactive date must coincide with, or precede, the commencement of Services [on any Statement of Work]. Refinitiv will name LPL, its Affiliates and their respective officers, directors, employees and agents as additional insureds on applicable Commercial General Liability and Auto Policies.
27.3    Claims-Made Policies. In any policies written on a “claims-made” basis: (a) Refinitiv shall ensure that continuous coverage is maintained or an extended coverage period will be exercised for a period of not less than twenty-four (24) months, beginning from the time of issuance of final payment; (b) in the event a “claims-made” policy is not renewed or replaced, such policy must have an extended reporting period of two (2) years; and (c) the policies shall not contain any exclusion for claims arising out of purely business activities in which the insured professional is engaged as a sole proprietor, partner, officer, director or shareholder of a business enterprise.
28.    Compliance with Laws.
28.1    General Compliance Obligations. Each Party is responsible for complying with all Laws that are applicable to such Party in its and its Personnel’s performance of their respective obligations under this Agreement, including Laws relating to the provision or receipt of the Services, such as the United States Foreign Corrupt Practices Act, as amended, or any applicable comparable Laws from or to which Services are provided by Refinitiv (collectively, “FCPA”), IRCA, and other Laws relating to the employment or engagement of Personnel, employee tax withholding applicable to Personnel, and environmental and health and safety Laws. Each Party is responsible for the Personnel and asset costs associated with implementing changes to comply with the Laws and changes to such Laws that are the subject of this Section 28 after the Effective Date (except as provided elsewhere in this Agreement). Subject to the terms of this Agreement, each Party shall implement (and bear the costs associated with) any change in Laws applicable to it and its Personnel’s performance under this Agreement prior to the deadline imposed by the regulatory or governmental body having jurisdiction for such requirement or change. For the avoidance doubt, this Section 30 shall not limit any applicable indemnities in this Agreement.

Exhibit 10.2
28.2    Equal Opportunity Employer. Refinitiv represents that it provides equal employment opportunities for all individuals without regard to race, color, religion, national origin, sex, age, disability, sexual preference or other characteristics protected by Law. Refinitiv will not recruit, hire, train, assign, compensate, discipline, promote, transfer or discharge any individuals who may be assigned to provide Services in violation of this equal employment opportunity policy.
28.3    USA Patriot Act and OFAC. Without limiting any other provision hereof, Refinitiv agrees that it shall not perform any Services, or subcontract with any third party to perform any Services from a location in any country that is: (a) subject to the Office of Foreign Assets Control sanctions that prohibit contractual arrangements such as those contemplated by this Agreement, or (b) designated as being of primary money laundering concern pursuant to the provisions of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001).
29.    Governance Process.
29.1    Generally. Each Party shall appoint personnel to serve on a three-tiered governance team. At the first level, each Party shall identify a relationship manager (“Level 1”). At the next level, each Party shall appoint a more senior person (Managing Director level at Refinitiv, Vice President at LPL) (“Level 2”). Each Party shall appoint Level 3 representatives, which shall be a senior executive (each, a “Level 3”). The Parties may mutually agree from time to time to change the composition and structure of the Level representatives.
29.2    Meetings. The Level 1 persons and their respective teams shall meet bi-weekly to receive a status report from the teams and address any potential roadblocks the teams believe may affect timely delivery of Services, including any pending Deliverables. The Level 1 representatives can decide to have these meetings on a less frequent basis.
29.3    Uses; Dispute Escalation Process. The governance process described in this Section 31 shall be used for negotiations and resolution of disputes and other issues that arise or occur between the Parties with respect to the subject matter of this Agreement, and such governance process shall begin reasonably promptly after a request for use of the governance process is provided to the other Party in a written notice (a “Dispute Notice”). Within thirty (30) days after such Dispute Notice, the Level 1 representatives of each Party shall meet to discuss the issue. If the Level 1 representatives cannot agree at the meeting to resolve the issue, each Party shall reduce to a writing their respective

Exhibit 10.2
positions and provide the other Party with the same no later than fifteen (15) days after such meeting. Within fifteen (15) days after such exchange, or as soon thereafter as can reasonably be scheduled, the Level 2 representatives shall meet to determine whether they can reach an agreement. If they cannot, the issue shall be escalated to the Level 3 representatives of each Party, who shall meet as reasonably practicable. Any of the meetings described in this Section 29.3 may be conducted by telephone, video conference or such locations as are mutually convenient, including during the governance process meetings set forth above. If the governance process involves consideration of a dispute for which a Party, acting in good faith, deems that time is of the essence, each of the preceding periods set forth in this Section 29.3 shall be shortened to address the dispute on such expedited basis as is reasonably practicable. Each Party shall treat all discussions and negotiations conducted by the Parties, including those conducted by the Relationship Managers, relating to such dispute as confidential and all such negotiations shall be considered to be compromise and settlement negotiations for purposes of applicable rules of evidence.
29.4    Continued Performance. Both Parties shall continue performing their obligations under this Agreement while any dispute is being resolved under the governance process unless and until the dispute is resolved or until this Agreement is terminated as provided herein.
29.5    Injunctive Relief. Notwithstanding anything to the contrary in this Section 31 each Party has the absolute right to seek preliminary restraining orders, preliminary injunctions or other equitable relief from a court of competent jurisdiction for any dispute under this Agreement, without resorting to the governance process set forth herein in the event such Party believes it is necessary to do so in order to protect its rights.
29.6    Right to Seek Additional Remedies. Notwithstanding Section 29.3, in the event a dispute is not resolved by the appointed representatives described in Section 29.1 above within thirty (30) days following the date of the Dispute Notice (and the Parties agree that upon the lapse of such thirty (30) day period, their respective representatives will be deemed to have promptly met and worked diligently and in good faith to resolve such dispute and acted pursuant to the other provisions of this Section 29), then each Party shall be free to pursue any and all remedies available to such Party, at law or in equity, subject to the terms of this Agreement. If any such dispute arises following the termination of this Agreement, each Party shall use its commercially reasonable efforts to follow a process consistent with that set forth in this Section 29.

Exhibit 10.2
30.    Applicable Law, Venue and Severability.
30.1    Applicable Law, Venue. This Agreement and any dispute that arises between the Parties relating to, arising out of or in any way connected with this Agreement (including any transaction in connection therewith and any negotiation and discussion leading thereto, and including any Schedule, SOW or Appendix) or any term or condition hereof, or the performance by either Party of its obligations hereunder, shall be construed and enforced in accordance with the law of the State of New York without giving effect to any choice of law or conflict of law provisions. Any disputes arising under this Agreement will be brought and heard in the appropriate Federal or state court located in New York County in the State of New York and each of the Parties hereby irrevocably consents to the jurisdiction of such courts. Each Party hereby irrevocably waives the right to a trial by jury in any action or proceeding arising out of this Agreement.
30.2    Severability. In the event that any court having competent jurisdiction over the interpretation of this Agreement shall determine that one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that such court shall deem it to be enforceable, and, as so limited or restricted, shall remain in full force and effect. In the event that any such provision or provisions shall be deemed wholly unenforceable, such provision shall be deemed deleted from this Agreement, and the remaining provisions shall remain in full force and effect. Any such judicial interpretation requiring limitation or deletion of a provision shall be valid only in the jurisdiction in which such interpretation is made.
31.    Force Majeure. For the purposes of this Agreement, “Force Majeure Event” shall include any event, condition or circumstance set forth in the following sentence: (a) to the extent that and provided that such event, condition or circumstance is beyond the reasonable control of the Person affected thereby (the “Affected Party”); (b) the Affected Party is without fault in causing the event, condition or circumstance; and (c) despite all efforts of the Affected Party to prevent it or mitigate its effects (including, with respect to Refinitiv, efforts to implement its BC/DR Plan as required under this Agreement), such event, condition or circumstance prevents or materially hinders the performance by the Affected Party of its applicable obligations hereunder. Subject to the above, only the following events may be considered Force Majeure Events under this Agreement: (i) explosion and fire; (ii) flood, earthquake, storm or other natural calamity; (iii) war, insurrection, terrorist acts, civil unrest or riot; or (iv) pandemic. For the avoidance of doubt, the acts and omissions of Service Providers shall be deemed within the control of Refinitiv. If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by a Force

Exhibit 10.2
Majeure Event, then the Affected Party shall be excused from such non-performance, hindrance or delay of those obligations affected by the Force Majeure Event, and if any BETA Services are suspended in all material respects during such period, LPL shall not be required to pay the Fees for such Services for the period during which such Services are suspended in all material respects. Such excused performance shall last only for so long as such Force Majeure Event continues and such Party continues to use all commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternative sources, workaround plans or other means. The Affected Party shall notify the other Party of the occurrence of the Force Majeure Event as soon as practicable after such event occurs (but in no event more than one (1) Business Day). Such notice shall describe in reasonable detail the nature of the Force Majeure Event, the cause and date of commencement of the occurrence(s), the anticipated scope and duration of the delay, and the proposed steps such Party will take to recommence performance of its obligations under this Agreement. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Refinitiv’s obligation to provide either normal recovery procedures or any other disaster recovery services required pursuant to this Agreement or to exercise immediately its DR/BCP upon suffering the Force Majeure Event. Upon the conclusion of a Force Majeure Event, the Affected Party shall take all reasonably necessary steps to resume the obligation(s) previously suspended. Notwithstanding the foregoing, an Affected Party shall not be excused under this Section 33 for any non-performance of its obligations under this Agreement having a greater scope or longer period than is justified by the Force Majeure Event. Nothing contained herein shall be construed as requiring an Affected Party to settle any strike, lockout or other labor dispute in which it may be involved.
32.    General.
32.1    Notices. Any notice, request, demand or other communication required hereunder shall be in writing, shall reference this Agreement, and shall be deemed to be properly given: (a) when delivered personally; (b) when received by registered or certified mail, with written confirmation of receipt, postage prepaid; or (c) when received from a nationally recognized express courier (e.g., Federal Express, UPS or DHL), with written confirmation of receipt. All notices shall be sent to the addresses and positions set out below (or to such other address as may be designated by a Party by giving written notice to the other Party pursuant to this Section 34.1). For the avoidance of doubt, no notices may be made via email, facsimile or orally, provided that, operational and system notices may be provided electronically by email to the designated LPL email address with confirmation of receipt required by reply e-mail or email confirmation. Any notices not addressed as specified shall be deemed to not have been given or received.

Exhibit 10.2
LPL Notice Address:
LPL Financial, LLC
75 State Street, 22nd Floor
Boston, MA 02109
Attn: Managing Director, Chief Legal Officer
Counsel:__________
with a cc to:

LPL Financial LLC
1055 LPL Way
Ft. Mill, SC 29715
Attn: Corporate Procurement

Refinitiv Notice Address
Refinitiv US LLC     with a cc to: Refinitiv US LLC
3 Times Square    350 North Sunny Slope Road
New York, New York 10036    Brookfield, WI 53005
Attn: Managing Director Wealth     Attn Head of BETA Platform
General Counsel Office-Wealth    LPL Relationship Manager
32.2    No Third-Party Beneficiaries. This Agreement is entered into solely between and may be enforced only by, Refinitiv and LPL, and this Agreement is not intended to create and shall not be deemed to create any rights in third parties, including suppliers and customers of a Party hereto or its Affiliates, or to create any obligations of a Party hereto to any such third parties, except with respect to LPL Indemnitees and Former Affiliates, which shall constitute third Party beneficiaries hereunder.
32.3    Construction. This Agreement has been negotiated by the Parties and their respective counsel. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party as the drafter. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires: (a) a term has the meaning assigned to it in this Agreement; (b) forms of the word “include” mean that the inclusion is not limited to the items listed; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include

Exhibit 10.2
the singular; (e) provisions apply to successive events and transactions; (f) “hereof”, “hereunder”, “herein” and “hereto” refer to the entire Agreement and not any section or subsection; and (g) “$” means the currency of the United States of America.
32.4    Captions and Section Headings. The captions and Article and Section headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.
32.5    Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if the Parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.
32.6    Electronic Copies. A copy of this Agreement executed by a Party hereto that is provided to the other Party via facsimile or other electronic means shall have the same effect as the original executed copy of this Agreement, as the case may be.
32.7    Modification; Subsequent Terms. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized representative of Refinitiv and LPL. To the extent that the terms and conditions of the Schedules hereto or Exhibits to such Schedules (“Subsequent Terms”) conflict with or create an ambiguity when read with those herein, those Subsequent Terms shall control the interpretation and any conflict resolution thereof, but only to the extent the Parties have specifically identified in writing and have referenced the terms and conditions contained herein that they are attempting to modify or override.
32.8    Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedule(s) hereto and thereto, constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes (a) all prior agreements or contemporaneous representations, discussions, proposals, negotiations, conditions, agreements, and communications, whether oral or written between the Parties relating to the subject matter of this Agreement, and (b) all past courses of dealing and industry custom. Notwithstanding the foregoing, the Thomson Reuters Services Agreement dated January 1, 2012 between the Parties (as amended“TRSC”) and all order forms thereunder shall remain in full force and effect pursuant to the terms of the TRSC.
32.9    Remedies Cumulative; Waiver. The enumeration herein of specific remedies shall not be exclusive of any other remedies, including any

Exhibit 10.2
remedies that the Parties may have at law or in equity. Subject to the notice requirements in Section 34.1 above, the waiver by either Party of a breach of or a default under any provision of this Agreement must be in writing, be specific as to the rights being waived and the intent of waiver, signed by the Party against which such waiver is being asserted and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.
32.10    Non-Solicitation. Without the prior written consent of the other Party, neither Party shall employ or solicit for employment (including pursuant to a consulting relationship) (a) any employee of the other or its Affiliates, so long as such employee is employed by such Party or its Affiliates; or (b) any individual contingent workers or consultants currently providing services to such Party (“Restricted Persons”). The foregoing restrictions will apply during the Term of this Agreement and for nine (9) months after expiration of the Term or earlier termination of this Agreement. For the avoidance of doubt, neither Party is prohibited from employing a Restricted Person who (i) applies for a position in response to a posting, employment advertisement or other solicitation of employment directed at the general public, or whose résumé is posted by the individual, without solicitation from such Party, to an employment web site that is searchable by such Party, (ii) is directed to the other Party by employment search firms where such employment search firms are not directed by such Party or its Affiliates to initiate discussions with respect to the prospective employment of a Restricted Employee; or (iii) contact such Party or its Affiliates on his or her own initiative without any direct or indirect solicitation by the other Party or its Affiliates, in each case whether during the Term of this Agreement or thereafter.
32.11    Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture, general or limited partnership, branch or agency, employment, or fiduciary relationship between the Parties. Neither Party, nor either Party’s agents, have any authority of any kind to bind the other Party in any respect whatsoever, and the relationship of the Parties is, and at all times shall continue to be, that of independent contractors. This Agreement is not intended, nor shall it be construed, to bestow upon either Party any special treatment regarding any other arrangements, agreements or understandings that exist or may hereafter exist between the Parties or their Affiliates. Neither Party shall have any obligation to deal with the other in any capacity other than as set forth in this Agreement. Nothing herein shall cause either Party to be construed as or deemed to be a fiduciary with respect to the other Party or to any customer of LPL.

Exhibit 10.2
32.12    Refinitiv Personnel.
(a)    None of the Refinitiv Personnel will be deemed employees or agents of LPL or any of its Affiliates. Refinitiv and Refinitiv Personnel are not eligible for, nor may they participate in, any employee benefit plans of LPL. All matters governing the employment of Refinitiv Personnel shall be Refinitiv’s full responsibility.
(b)    Refinitiv represents and warrants that each of its Personnel based in the United States of America has certified to it that it has completed the I-9 Process and that they are therefore authorized to work for Refinitiv in the United States of America. Refinitiv shall be responsible for handling and processing all immigration and employment-related issues and requirements (including processing visas and ensuring compliance with all applicable Laws) arising in connection with Personnel. Refinitiv shall, upon LPL’s written request, to the extent permitted by Law, provide documentation reasonably required by LPL to verify that Refinitiv has complied with the requirements of this Section 34.12(b) and that Personnel have valid work authorizations and visas that permit them to perform the Services in the manner and locations set forth in this Agreement.
32.13    Assignment. Each Party shall provide the other with prompt written notice of any assignment of this Agreement.
32.14    Protective Procedures. Without limitation to any other provisions of this Agreement, Refinitiv shall maintain technical access control measures and policies to ensure that Refinitiv Personnel and any personnel of any Affiliate or contractor thereof does not have access to LPL Confidential Information to the extent such information may be used by such personnel to compete with LPL. Refinitiv shall not make any changes to such measures and policies that would effectively diminish LPL’s protections or Refinitiv’s obligations under this Agreement without LPL’s written consent.
32.15    Equitable Relief. Each Party acknowledges and agrees that any failure by such Party to perform its obligations under this Agreement may result in irreparable harm to the other Party, because monetary damages alone will not provide sufficient relief, and that the other Party is therefore entitled to seek specific performance or an injunction (without any need or requirement to post a bond) to enforce all of its rights under this Agreement in accordance with the terms of this Agreement.
33.    Definitions. The following terms, when used with initial capital letters in this Agreement, shall have the meaning ascribed below:

Exhibit 10.2
33.1    “Accept” shall mean as to any Deliverable, LPL’s written notice of its confirmation that LPL has determined that: (a) such Deliverable conforms with the relevant Acceptance Criteria applicable to such Deliverable and (b) the Documentation accurately describes the operation, use of and functionality of the Deliverable.
33.2    “Acceptance Criteria” shall mean those tests, processes, procedures and criteria, including Applicable Specifications, developed jointly by Refinitiv and LPL and approved in writing by LPL in its sole discretion, pursuant to which Deliverables shall be Evaluated.
33.3     “Applicable Specifications” shall mean the specifications, technical, business, operational, and functional requirements, standards and descriptions including the applicable format and content parameters, if any, applicable to the Services and Deliverables, as described in, and/or referenced by, the applicable Schedule or Appendix, any applicable Documentation, or other written document mutually agreed upon by the Parties.
33.4    “Anonymized Data” means the aggregated, anonymized statistical data that (a) is generated by Refinitiv as a result of its provision of Services to LPL; (b) does not contain any Personal Information; and (c) does not contain any data, information or traits (i) from which the identity of LPL, an LPL Affiliate or any of their respective clients or customers may be ascertained; or (2) that may identify LPL, a LPL Affiliate or any their respective customers or clients, as the source of any portion of such data.
33.5    “Business Continuity and Disaster Recovery Plan” or “BC/DR Plan” shall mean Refinitiv’s contingency plans, recovery plans, including disaster recovery plans, and proper risk controls designed to ensure Refinitiv’s continued performance under this Agreement, as such plans may be updated by Refinitiv from time to time subject to the provisions of Section 20.7.
33.6    “Business Day” shall mean the period between 12:00 AM EST and 11:59 PM EST every day, except Saturday, Sunday, or NYSE holidays.
33.7    “Correspondent” shall mean a customer that has an agreement with LPL or its Affiliates for the purpose of performing middle and back processing on behalf of such customer.
33.8    “Data Masking” means the process of changing certain data elements of a data set so that the structure of the data remains the similar while the information itself is replaced so that it does not contain any Personal Information and does not contain any data, information or traits (a) from which

Exhibit 10.2
the identity of LPL, an LPL Affiliate or any of their respective clients or customers may be ascertained; or (b) that may identify LPL, an LPL Affiliate or any their respective customers or clients, as the source of any portion of such data.
33.9    “Documentation” means user manuals, technical manuals, product descriptions, service guides and the like that are made generally available by Refinitiv to users of the BETA System. BETA has provided the applicable Documentation as of the Effective Date to LPL. Changes to the Documentation shall not operate to reduce or diminish the features, functions or capabilities of the BETA System.
33.10    “Charges” shall mean any charges or fees paid or payable (and with respect to Charges that are payable, for Charges payable for completed Services) by LPL to Refinitiv (or its Affiliates) under this Agreement. “Charges” shall include, but shall not be limited to, the Fees.
33.11    “Deliverables” shall mean any items specified as “deliverables” in a Schedule, SOW or in an Appendix and all other materials and tools provided or to be provided to LPL in the course of Refinitiv providing Services hereunder, including, but not limited to, under any Schedule, or Statement of Work, such as Software, Software customizations, data, reports, and/or Documentation, whether in written or electronic form.
33.12    “Derivative Work” shall mean a work that is based upon one or more preexisting works and that, if prepared without the authorization of the owner of the preexisting work, would constitute a copyright infringement, or any improvement, enhancement, modification or adaptation of or to a preexisting work.
33.13    “Designated Regulatory Entity” shall mean the [**], the [**], the [**] and the [**].
33.14    “Equipment” shall mean computers and related equipment, including central processing units and other processors, controllers, modems, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission, networking and retrieval of information and data.

Exhibit 10.2
33.15    “Evaluate” or “Evaluation” means with respect to a Deliverable, inspect, test or otherwise evaluate the Deliverable against the applicable Acceptance Criteria.
33.16    “Evaluation Period” has the meaning set forth in the applicable Statement of Work.
33.17    “Fees” means the fees set forth on Schedule A or an a Statement of Work.
33.18    “Feedback” shall mean any idea, suggestion, recommendation, feedback or design concerning the Services or any Deliverable or Documentation associated with the Services, and specifically including specifications, requirements, designs and the like that LPL provides to Refinitiv in connection with this Agreement, including with respect to LPL-requested enhancements, modifications, customizations or other changes or additions.
33.19    “Governmental Audit Authority” shall mean the Designated Regulated Entities and any other federal or state department, agency or instrumentality of a government, including any state-owned or state-controlled instrumentality of a government or governmental or quasi-governmental entity of any nature with authority over Refinitiv or LPL.
33.20    “I-9 Process” shall mean Refinitiv’s and its Personnel’s employment eligibility and record keeping requirements under the Immigration Reform and Control Act of 1986, the Immigration Reform Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as the same shall be amended from time to time.
33.21    “Intellectual Property” means all: (a) ideas, designs, concepts, methods, processes, trade secrets, techniques and apparatus; (b) patents, patent applications, patent disclosures, inventions, discoveries and/or improvements (whether patentable or not); (c) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith (“Marks”); (d) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof; (e) trade secrets and know-how; (f) any work of authorship, including any associated copyright, industrial design or moral rights recognized by Law; (g) waivable or assignable rights of publicity, waivable or assignable moral rights; (h) unregistered and registered design rights and any applications for registration thereof; (i) database rights and all other forms of proprietary

Exhibit 10.2
technology or material; and (j) all statutory, common-law, and other similar rights in any and all jurisdictions and countries related to any of the foregoing.
33.22    “Laws” means any law, by-law, stated policy, declaration, decree, directive, legislative enactment, statute, order, ordinance, regulation, rule or other binding action of or by an federal, state, municipal, local, territorial or other domestic or foreign government department, security exchange, association, registered securities association, registered clearing agency, municipal securities rulemaking board, regulatory authority, judicial or administrative body and any rules and regulations of self-regulatory organizations that may be applicable to a Party and its Affiliates in the provision or receipt and use of the Services and/or Deliverables hereunder, in each case that are in effect from time to time during the Term of this Agreement.
33.23    “LPL Agent” shall mean the agents, contractors, subcontractors, suppliers and representatives of LPL (excluding Refinitiv and Refinitiv Personnel).
33.24    “LPL Data” shall mean the following data and information, whether provided or produced before, on, or after the Effective Date, and whether owned by LPL or by others, including data owned by customers and clients of a LPL Affiliate: (a) all data and information that is provided by or on behalf LPL, or by or on behalf of LPL Agents, customers and clients, to Refinitiv and/or Refinitiv Personnel hereunder by means of, or in connection with, this Agreement; (b) all data and information about a LPL customer or end user that is generated through the use of the Services or performance of Services hereunder or is a derivative thereof; and (c) all reports produced by Refinitiv and any data and information included therein, pursuant to this Agreement. Without limiting the generality of the foregoing, LPL Data includes Anonymized Data and Personal Information collected or derived in connection with the use of the Services and/or performance of the Services.
33.25    “LPL Indemnitee(s)” shall mean LPL, its Affiliates, and their respective officers, directors, shareholders, employees and agents (as such persons and entities may exist at any time during the term of this Agreement and thereafter), and their respective successors and assigns.
33.26    “LPL Networks” shall mean collectively, all Software and Equipment owned or leased by or licensed to LPL or a LPL Agent.
33.27    “LPL Premises” shall mean the premises of LPL or a LPL Affiliate.

Exhibit 10.2
33.28    “LPL Property” shall mean any and all property belonging to LPL or an Affiliate of LPL and provided to (or access to which is provided to Refinitiv in connection with this Agreement), including: (a) all documents, materials and tangible property, including all tangible embodiments of LPL Confidential Information, and all reports, communications, designs, data, analyses, source code, Software, tools, digital images, methodologies, specifications, models, prototypes, samples, and any other materials including improvements, enhancements and Derivative Works thereto and thereof; (b) LPL Confidential Information; (c) LPL Networks; (d) LPL Marks; (e) Feedback; (f) Deliverables; and (g) LPL Data.
33.29    “Loss” or “Losses” shall mean any and all damages, losses, costs, obligations, claims, causes of action, demands, assessments, judgments, settlements or liability, including regulatory and other fines and penalties, and all reasonable costs and expenses (including prejudgment interest and other interest, penalties and reasonable attorneys’, accountants’ and/or expert witness fees and disbursements) of defending any of the foregoing or of enforcing this Agreement.
33.30    “Masked Data” means the end result of the Data Masking process.
33.31    “Nonconformity” or “Nonconformities” shall mean: (a) a failure of a given Service or Deliverable or a component of any of the foregoing to conform to the Applicable Specifications or Acceptance Criteria; or (b) any other or Service Problem or Service Failure in a given Service or Deliverable, or a component of any of the foregoing.
33.32    “Party” or “Parties” means LPL and/or Refinitiv as the context so requires.
33.33    “Person” shall mean an individual, partnership, corporation, limited liability company, joint venture, trust, unincorporated association or any other entity.
33.34    “Personal Information” shall mean any personally identifiable information or data (including each of the following: name, social security number, telephone number, bank account or other financial institution account number, credit or debit card number, driver’s license number, passport number and any other government-issued identification number) of, concerning or relating to an employee, customer or prospective customer of LPL or a client of LPL, or any information or data that identifies or that could be used to identify an individual or otherwise relates to an identified individual that Refinitiv

Exhibit 10.2
collects, receives or derives hereunder from interactions with an employee, customer or prospective client/customer of LPL or a client of LPL (including investors in investment companies managed by LPL).
33.35    “Personnel” shall mean Refinitiv’s employees and, as and if permitted and approved by LPL pursuant to this Agreement, Service Providers and their respective personnel.
33.36     “Privacy Laws” shall mean (A) Title V of the Gramm-Leach-Bliley Act, as it may be amended, and any regulations promulgated thereunder; (B) other applicable federal and state data security Laws, including but not limited to Massachusetts General Laws Chapter 93H and 201 CMR 17.00 and the Cybersecurity Requirements for Financial Services Companies issued by the New York State Department of Financial Services (NYDFS) (“Cybersecurity Rule”) (23 NYCRR §500); and (C) all applicable domestic and foreign data protection and security laws, treaties and or regulations including without limitation the GDPR.
33.37    “Project Manager(s)” shall mean those individual designated as “Project Managers,” “Designated Contacts” or any similar designation set forth in an Schedule or Appendix.
33.38    “Refinitiv Property” shall mean Refinitiv’s Pre-existing IP and all improvements, customizations and enhancements to such Pre-existing IP not otherwise owned by LPL pursuant to Section 24.1.
33.39     “Regulatory Mandatory Modification” means a modification to the BETA System Services required to comply with the requirements of the Designated Regulatory Entities including the required modifications for rules, regulations and procedure changes by the Designated Regulatory Entities modifications.
33.40    “Representatives” shall mean Personnel and attorneys, accountants and other advisors to Refinitiv.
33.41    “Services” shall mean any services performed or provided by Refinitiv or on behalf of Refinitiv and as permitted under this Agreement, including (a) the BETA Services, (b) services described in any Schedules, (c) Maintenance and Support Services, (d) Professional Services, and (e) Transition Services.
33.42    “Service Problem” or “Service Failure” has the meaning set forth in the applicable Schedule or Appendix.

Exhibit 10.2
33.43    “Software” shall mean any software programs and programming, applications, operating systems, utilities and interfaces, and all documentation relating thereto, together with all corrections, improvements, updates, releases and new versions thereof.

Exhibit 10.2
The following terms are defined in the Sections of this Agreement identified below:

Term:	Section:
Acceptance Test Start Date	3.11(c)
Additional Cost	3.8(b)
Affected Party	31
Affiliate	2.2
Agreement	preamble
Assessments	19.11(a)(6)
Audit Reports	18.2
Bankruptcy Code BC/DR Plan	15.8(c) 19.7
BETA Services	preamble
BETA System	preamble
BUC	3.7
Chargeable Enhancements	3.3
Claim	24.1
Confidential Information	20.2
Control	2.2
Cybersecurity Rule	33.36
Disclosing Party	20.1
Dispute Notice	29.3
Disruption	19.7(c)
Effective Date	preamble
Escrow Agent	15.8(b)
Escrow Agreement	15.8(b)
Escrow Materials	15.8(a)
Extended Term	14.1
FCPA	28.1
FINRA	34.13
Force Majeure Event	31
Former Affiliate	2.3
Front Line Personnel	8.1
Health Event	19.7(c)
Initial Term	14.1
IRCA	19.3
Key Person or Key Personnel	9.1
Level 1	29.1
Level 2	29.1

Exhibit 10.2

Level 3	29.1
LPL	preamble
LPL Auditor	18.4
LPL Entities	2.1
LPL Malicious Code	19.6(b)
LPL Personnel	6.1(a)
LPL Third Party Contractor	5.1
LPL Work Request	3.9
Maintenance Support Services	3.3
Market Data Providers	21.1
Marks	34.21
Material Event	11.3
MSRB	33.13
OCC	33.13
OFAC	10.3
Original Agreement	preamble
PEP	10.3
Performance Credits	3.4(b)
Performance Standard	3.4
Pre-existing IP	22.1
Process	20.10
Professional Services	3.9
Protective Procedures	32.14
Purchase Order	13.2
Receiving Party	20.1
Receiving Party Agents	20.1
Quarterly Review	11.2
Refinitiv	preamble
Refinitiv Auditor	18.2
Refinitiv Malicious Code	19.6(a)
Refinitiv Personnel	8.1
Release Event	15.8(b)
Response Plan	18.5
Restricted Persons	32.10
SEC	34.13
Service Failure	3.4(a)
Services Infrastructure	7.1
Services Location or Services Locations	7.2

Exhibit 10.2

Service Provider Report	3.2
Service Providers Source Code	3.2 15.8(d)
Subsequent Evaluation Period	3.9(c)(2)
Subsequent Terms	32.7
Subsequent Test Period	3.11(c)
Term	14.1
Test Period	3.11(c)
Third Party Auditor	18.2
Third Party Market Data	21.1
TR	preamble
Transition Services	16.1
TRSC	32.8
Unauthorized Disclosure	20.6

34.    Schedules. The following Schedules are incorporated into this Agreement by this reference:
Schedule A    Pricing and Services
Schedule A-1    BETAHOST Description of Services
Schedule B    Performance Standards
Schedule C    Test Environment Specifications
Schedule D    BC/DR Plan
Schedule E    Escrow Agreement
Schedule F    Service Providers
Schedule G    Form of Statement of Work
Schedule G-1    Change Request Process for SOWs
Schedule H    Information Security and Related Requirements
Schedule I    Summary of Refinitiv’s Record Retention Policy
Schedule J    LPL Expense Policy
Schedule K    Regulatory Mandatory Modifications
Schedule L    Service Locations

Exhibit 10.2
IN WITNESS WHEREOF, each Party hereto has, through its duly authorized representative, executed this Agreement as of the date set forth below.
Refinitiv US LLC
By: /s/ Joseph Mrak         01/29/2021
Signature    Date
MD, Global Head of Wealth
Title
Joseph Mrak
Print
LPL Financial LLC:
By: /s/ Judith Kohoskie Ricketts         01/29/2021
Signature    Date
EVP Operations
Title
Judith Kohoskie Ricketts
Print

Exhibit 10.2
Schedule A
Pricing and Services

Exhibit 10.2
Schedule A-1
BETAHOST Description of Services

Exhibit 10.2
Schedule B
Performance Standards

Exhibit 10.2
Schedule C
Test Environment Specifications

Exhibit 10.2
Schedule D
BC/DR Plan

Exhibit 10.2
Schedule E
Escrow Agreement

Exhibit 10.2
Schedule F
Service Providers

Exhibit 10.2
Schedule G
Form of Statement of Work

To be completed within thirty (30) days of Effective Date.

Exhibit 10.2
Schedule G-1
Change Request Process for SOWs

To be completed within thirty (30) days of Effective Date.

Exhibit 10.2
Schedule H
Information Security and Related Requirements

Exhibit 10.2
Schedule I
Summary of Refinitiv’s Record Retention Policy

Exhibit 10.2
Schedule J
LPL Expense Policy

Exhibit 10.2
Schedule K
Regulatory Mandatory Modifications

Exhibit 10.2
Schedule L
Service Locations

94